Exhibit 2.2

SHARE EXCHANGE AGREEMENT

BY AND AMONG

JENSYN ACQUISITION CORP.,

PECK ELECTRIC CO.

AND

THE STOCKHOLDERS OF PECK ELECTRIC CO.

DATED AS OF FEBRUARY 26, 2019

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SHARE EXCHANGE AGREEMENT

THIS SHARE EXCHANGE AGREEMENT (this “Agreement”), dated as of February 26, 2019, is made by and among JENSYN ACQUISITION CORP., a Delaware corporation (“JAC”), PECK ELECTRIC CO., a Vermont corporation (the “Company”), and the stockholders of the Company identified on the signature page hereto (each a “Stockholder” and collectively, the “Stockholders”). The Company, the Stockholders and JAC are, from time to time, referred to individually herein as a “Party”, and collectively as the “Parties”. Capitalized terms used but not otherwise defined herein have the meanings ascribed to such terms in ARTICLE 1.

WHEREAS, JAC is a blank check company incorporated to acquire one or more operating businesses through a Business Combination;

WHEREAS, as of the date hereof, the Stockholders own beneficially and of record one hundred percent (100%) of the issued and outstanding capital stock of the Company;

WHEREAS, JAC desires to acquire one hundred percent (100%) of the issued and outstanding equity securities of the Company (the “Company Shares”) from the Stockholders in exchange (the “Exchange”) for the issuance by JAC to the Stockholders in the aggregate of 3,234,501 newly issued shares of common stock of JAC, and in the individual amounts as set forth on Schedule A, and in each case subject to adjustment as set forth herein, and the Stockholders desire to exchange the Company Shares for such newly issued shares of JAC on the terms described herein;

WHEREAS, each of the board of directors of JAC (the “JAC Board”) and the board of directors of the Company (the “Company Board”), has approved and declared advisable this Agreement and the transactions contemplated hereby; and

WHEREAS, in furtherance of the acquisition of the Company by JAC and in accordance with the terms hereof, JAC shall provide an opportunity to its public stockholders to have their shares of common stock redeemed for the consideration, and on the terms and subject to the conditions and limitations, set forth in this Agreement and JAC’s Governing Documents in conjunction with, inter alia, obtaining approval from the stockholders of JAC for (i) the Business Combination and (ii) an amendment to the Certificate of Incorporation to increase the authorized common stock of JAC in connection with the transactions contemplated hereunder (collectively with the other transactions, authorization and approvals set forth in the Proxy Statement, the “Offer”).

NOW, THEREFORE, in consideration of the premises and the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE 1

CERTAIN DEFINITIONS

Section 1.1. Certain Definitions

As used in this Agreement, the following terms have the respective meanings set forth below.

“Accounting Firm” has the meaning set forth in Section 2.6(c)(ii).

“Additional JAC SEC Documents” has the meaning set forth in Section 5.10.

“Adjusted EBITDA” means earnings before interest, taxes and depreciation as determined by reference to the statements of operations included in JAC’s periodic reports filed with the SEC for the applicable periods, as adjusted to exclude: (a) public-company-specific operating expenses that are otherwise not incurred in managing a private, non-reporting company; and (b) items that are traditionally considered non-recurring, extraordinary items.

“Affiliate” means, with respect to any Person, any other Person who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto.

“Agreement” means this Agreement together with all Schedules, Exhibits and Annexes hereto, as the same may from time to time be amended, modified, supplemented or restated in accordance with the terms hereof.

“Ancillary Documents” means the Confidentiality Agreement, the Lock-Up Agreement and each other agreement, document, instrument and/or certificate contemplated by this Agreement to be executed in connection with the transactions contemplated hereby.

“Basket” has the meaning set forth in Section 9.2(a).

“Business Combination” has the meaning ascribed to such term in the Certificate of Incorporation.

“Business Day” means a day, other than a Saturday or Sunday, on which commercial banks in New York City are open for the general transaction of business.

“Cash and Cash Equivalents” means the sum of the fair market value (expressed in United States dollars) of all cash and cash equivalents (including marketable securities, short term investments and all checks, transfers and funds written, made or payable to or for the benefit of the Company that have not yet been received or which have not cleared, to the extent any such item is not otherwise reflected in the calculation of Net Working Capital) of the Company, calculated in accordance with GAAP and the practices and methodologies used by the Company in the preparation of Financial Statements, as of the open of business on the Closing Date; provided, however, that if any cash or cash equivalents are denominated in a currency other than United States dollars, the amount of such cash or cash equivalents shall be expressed in United States dollars calculated based on the relevant currency exchange rate in effect (as published by Oanda.com) on the day preceding the Closing Date.

“Certificate of Incorporation” means the Amended and Restated Certificate of Incorporation of JAC, filed with the Secretary of State of the State of Delaware on March 1, 2016, as amended from time to time in accordance with its terms and applicable law.

“Closing” has the meaning set forth in Section 2.3.

“Closing Exchange Share Amount” means the number of Exchange Shares issuable to the Stockholders as finally determined pursuant to Section 2.6.

“Closing Net Working Capital” means the Net Working Capital as of the open of business on the Closing Date.

“Closing Date” has the meaning set forth in Section 2.3.

“COBRA” means Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code and any similar state law.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the introductory paragraph to this Agreement.

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“Company Credit Facilities” means that certain line of credit with Community Bank, N.A., referenced by loan number C-17-07-241442, but specifically excludes certain capital leases and mortgages disclosed elsewhere in this Agreement.

“Company Fundamental Representations” means those representations and warranties set forth in Section 3.1, Section 3.2, Section 3.3, Section 3.15, Section 3.16, Section 4.1, Section 4.2, Section 4.4 and Section 4.5.

“Company IP Rights” has the meaning set forth in Section 3.12(a).

“Company Material Adverse Effect” means any event, circumstance, change, development or effect that, individually or in the aggregate with all other events, circumstances, changes, developments or effects, has had, or would reasonably be expected to have, a material adverse effect upon (i) the assets, liabilities, condition (financial or otherwise), business or results of operations of the Company, taken as a whole, or (ii) the ability of the Company to timely consummate the transactions contemplated hereunder in accordance with the terms and subject to the conditions set forth herein; provided, however, that any adverse event, circumstance, change, development or effect arising from or related to (a) conditions affecting the United States economy or any foreign economy generally, (b) any national or international political or social conditions, including, engagement in hostilities, whether or not pursuant to the declaration of a national emergency or war, the occurrence of any military or terrorist attack or otherwise, (c) financial, banking or securities markets (including any disruption thereof and any decline in the price of any security or any market index), (d) changes in GAAP (or in the interpretation thereof), (e) changes in (or in the interpretation of) any laws, rules, regulations, orders, or other binding directives issued by any Governmental Entity or any action required to be taken under any law, rule, regulation, order or existing contract by which the Company (or any of their respective assets or properties) is bound, (f) any change that is generally applicable to the industries or markets in which the Company operates, (g) the taking of any action contemplated by this Agreement or any Ancillary Document (including the completion of the transactions contemplated hereby or thereby) or with JAC’s consent (but excluding effects resulting from the Closing), shall not be considered a Material Adverse Effect.

“Company Systems” has the meaning set forth in Section 3.12(c).

“Company Tax” means any Tax, if and to the extent that the Company is or may be potentially liable under applicable law, under contract or on any other grounds (including, but not limited to, as a transferee or successor, under Code Section 6901 or Treasury Regulation Section 1.1502-6, as a result of any Tax sharing or other agreement, or by operation of law) for any such Tax.

“Company Tax Return” means any Tax Return relating to or inclusive of the Company or any Company Tax.

“Confidentiality Agreement” means the confidentiality agreement, dated as of November 26, 2018, by and between the Company and JAC.

“Consents” has the meaning set forth in Section 6.6.

“Designated Contact” means Jeffrey Peck and such other Persons as the Company may designate in writing from time to time.

“DGCL” means the Delaware General Corporation Law, as amended.

“Dispute Notice” has the meaning set forth in Section 2.6(b)(ii).

“Earnout Exchange Shares” has the meaning set forth in Section 2.6.

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“Employee Benefit Plan” means each material benefit, retirement, employment, compensation, incentive, stock option, restricted stock, stock appreciation right, phantom equity, change in control, severance, vacation, paid time off and fringe-benefit agreement, plan, policy and program in effect and covering one or more Employees, former employees of the Company, current or former directors of the Company or the beneficiaries or dependents of any such Persons, and is maintained, sponsored, contributed to, or required to be contributed to by the Company, or under which the Company has any material liability for premiums or benefits, but other than any Foreign Benefit Plan or Multiemployer Plan.

“Environmental Laws” means all applicable federal, state, local and foreign statutes, regulations, and ordinances concerning pollution or protection of the environment, as such of the foregoing are enacted and in effect on or prior to the Closing Date.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Shares” has the meaning set forth in Section 2.1(b) and refers to the minimum number of shares due the Stockholders.

“Fairness Opinion” means the fairness opinion contemplated by Section 7.2(c).

“Federal Securities Laws” has the meaning set forth in Section 6.5(b).

“Financial Statements” has the meaning set forth in Section 3.4(a).

“Founder” means any Person who, prior to the initial public offering of JAC, were record owners of shares of JAC Common Stock and/or other equity securities of JAC.

“Funded Indebtedness” means, as of any time, without duplication, the outstanding principal amount of, accrued and unpaid interest on, and other payment obligations (including any prepayment premiums payable as a result of the consummation of the transactions contemplated by this Agreement) arising under, any obligations of the Company consisting of (a) indebtedness for borrowed money or indebtedness issued in substitution or exchange for borrowed money or for the deferred purchase price of property or services (but excluding any trade payables and accrued expenses arising in the ordinary course of business), (b) indebtedness evidenced by any note, bond, debenture or other debt security, (c) obligations under any interest rate, currency or other hedging agreements or (d) capitalized leases, as classified in accordance with GAAP, in each case, as of such time. Notwithstanding the foregoing, “Funded Indebtedness” shall not include any (x) obligations under operating leases, (y) undrawn letters of credit, or (y) amounts included as Stockholder Expenses.

“GAAP” means United States generally accepted accounting principles.

“Governing Documents” means, with respect to any entity, the charter, memorandum and articles of association, certificate of incorporation or formation, articles of incorporation, bylaws, partnership agreement, limited liability company agreement, operating agreement, declaration of trust, or other similar governing documents of such entity, including any documents designating or certifying the terms of any securities of such entity.

“Governmental Entity” means any U.S. or non-U.S. (a) federal, state, local, municipal, or other government or political subdivision, (b) governmental or quasi-governmental entity of any nature (including any governmental agency, branch, department, commission, board, bureau, official, or entity and any court or other tribunal) or (c) body exercising, or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature, including any arbitral tribunal.

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“Hazardous Substances” shall mean any substance or material or waste that (a) is regulated under any Environmental Law as a “pollutant,” “contaminant,” “toxic substance,” “hazardous substance,” “hazardous waste” or words of similar meaning and regulatory effect or (b) contains asbestos, petroleum or polychlorinated biphenyls.

“Indemnified Parties” has the meaning set forth in Section 9.2(b).

“Indemnifying Parties” has the meaning set forth in Section 9.2(b).

“Intellectual Property Rights” means all of the following in any jurisdiction throughout the world: (a) all inventions (whether patentable or unpatentable or whether or not reduced to practice), all improvements thereto, and all patents (including, without limitation, utility patents, design patents, industrial designs, plant patents, inventors’ certificates and utility models), patent applications (including docketed patent disclosures awaiting filing, reissues, divisions, continuations, continuations-in-part and extensions), and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all trademarks, services marks, trade dress, logos, slogans, trade names, corporate, business and product names, Internet domain names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists and profiles, pricing and cost (including source code, executable code, data, databases, and related documentation) and (g) all other proprietary rights.

“JAC” has the meaning set forth in the introductory paragraph to this Agreement.

“JAC Board” has the meaning set forth in the recitals to this Agreement.

“JAC Common Stock” means the common stock, $0.0001 par value per share, of JAC.

“JAC Fundamental Representations” means those representations and warranties set forth in Section 5.1, Section 5.2, Section 5.5, Section 5.8 and Section 5.10.

“JAC Indemnifiable Claims” has the meaning set forth in Section 9.2(a).

“JAC Indemnified Parties” has the meaning set forth in Section 9.2(a).

“JAC Indemnifying Party” has the meaning set forth in Section 9.2(b).

“JAC Material Adverse Effect” shall mean any change, effect, event, or occurrence that, individually or in the aggregate with all other changes, events or occurrences, has had a material adverse effect on (a) the business, financial condition or results of operations of JAC, taken as a whole, or (b) the ability of JAC to perform its obligations under this Agreement and to consummate the transactions contemplated hereby prior to the termination of JAC pursuant to Section 9.1(e) of the Certificate of Incorporation.

“JAC Obligations” means all pre-Closing indebtedness and obligations of JAC, including notes payable to the Founders, amounts owed to Jensyn Integration Services for office space, secretarial and administrative services, and all third party fees and expenses incurred in connection with the preparation, negotiation and execution of this Agreement and the transactions contemplated hereby, including the fees and disbursements of investment bankers, finders, accountants and legal counsel, all of which are included on Schedule 1.1, but excluding any obligation to pay franchise taxes.

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“JAC Obligation Shares” means shares of JAC Common Stock used to satisfy JAC Obligations as contemplated by Section 2.8.

“JAC Representative” means Jeffrey J. Raymond or such other individual as may be designated by a majority of the individuals who served on the JAC Board of Directors immediately prior to the Closing.

“JAC SEC Documents” has the meaning set forth in Section 5.10.

“JAC Stock Price” means the price of the JAC Common Stock as reported by the Nasdaq Capital Market or the principal exchange or quotation system on which the JAC Common Stock at the time of determination is then listed or quoted.

“JAC Tax” means any Tax, if and to the extent that JAC is or may be potentially liable under applicable law, under contract or on any other grounds (including, but not limited to, as a transferee or successor, under Code Section 6901 or Treasury Regulation Section 1.1502-6, as a result of any Tax sharing or other agreement, or by operation of law) for any such Tax.

“JAC Tax Return” means any Tax Return relating to or inclusive of JAC or any JAC Tax

“Latest Balance Sheet” has the meaning set forth in Section 3.4(a).

“Leased Real Property” has the meaning set forth in Section 3.17(a).

“Letter of Intent” means that certain letter agreement, dated as of November 26, 2018, by and between the Company and JAC.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien, claim, option, easement, deed of trust, right-of-way, encroachment, restriction on transfer (such as a right of first refusal or other similar rights), defect of title or charge of any kind, whether voluntary or involuntary, including any conditional sale or other title retention agreement, any lease in the nature thereof and the filing of, or agreement to give, any financing statement under the Uniform Commercial Code of any jurisdiction. For the avoidance of doubt, the term “Lien” shall not be deemed to include any license of Intellectual Property Rights.

“Lock-Up Agreement” means a Lock-Up Agreement among JAC and the Stockholders in a form mutually agreeable to the parties hereto.

“Losses” has the meaning set forth in Section 9.2(a).

“Material Contracts” has the meaning set forth in Section 3.6(a).

“Material Lease” has the meaning set forth in Section 3.17(a).

“Multiemployer Plan” has the meaning set forth in Section 3(37) of ERISA.

“Nasdaq” has the meaning set forth in Section 5.9.

“Notice of Claim” has the meaning set forth in Section 9.4(a).

“Offer” has the meaning set forth in the recitals to this Agreement.

“Offer Documents” has the meaning set forth in Section 6.5(c).

“Offering Shares” has the meaning set forth in Section 6.5(a).

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“Outside Date” has the meaning set forth in Section 8.1(d).

“Owned Real Property” has the meaning set forth in Section 3.17(a).

“Parties”, and the correlative term “Party”, have the respective meanings set forth in the introductory paragraph to this Agreement.

“Permitted Liens” means (a) mechanic’s, materialmen’s, carriers’, repairers’ and other Liens arising or incurred in the ordinary course of business for amounts that are not yet delinquent or are being contested in good faith, (b) Liens for Taxes, assessments or other governmental charges not yet due and payable as of the Closing Date or which are being contested in good faith, (c) encumbrances and restrictions on real property (including easements, covenants, conditions, rights of way and similar restrictions) that do not, or would not reasonably be expected to, materially interfere with the Company’s present uses or occupancy of such real property, (d) Liens securing the obligations of the Company under its credit facilities (e) Liens securing the obligations of the Company under the purchase money agreements set forth on Schedule 3.17(a); (f) and Liens set forth on Schedule 3.17(a).

“Person” means an individual, partnership, corporation, limited liability company, joint stock company, unincorporated organization or association, trust, joint venture, association or other similar entity, whether or not a legal entity.

“Pre-Closing Period” has the meaning set forth in Section 6.1(a).

“Proceeding” means any audit, administrative action, arbitration, hearing, injunction, investigation, judgment, litigation, order, subpoena, suit, summons, testimony, or other proceeding involving or conducted by or on behalf of any Governmental Entity.

“Proposed Closing Date Calculations” has the meaning set forth in Section 2.5(c)(i).

“Prospectus” means that certain final prospectus of JAC, dated March 7, 2016, prepared, filed and made available to the public in accordance with applicable securities law, rules and regulations.

“Proxy Statement” has the meaning set forth in Section 6.5(a).

“Public Share” means shares of JAC Common Stock comprising part of the Company Shares sold in connection with JAC’s initial public offering.

“Redemption Amount” means the amount paid per share to holders of Public Shares who accept the Offer.

“Released Party” has the meaning set forth in Section 10.15.

“Representatives” means, as to any Person, such Person’s Affiliates and the respective managers, directors, officers, employees, independent contractors, consultants, advisors (including financial advisors, counsel and accountants), agents and other legal representatives of such Person or its Affiliates.

“Reviewable Document” means any press release or other public announcements or other statement with respect to the transactions contemplated by this Agreement.

“Rights” means JAC’s outstanding rights, each of which will be automatically converted into one-tenth (1/10) of one (1) share of JAC Common Stock upon the Closing.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended.

“Schedules” has the meaning set forth in the first paragraph of ARTICLE 3.

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“SEC” means the United States Securities and Exchange Commission, and any successor Governmental Entity.

“Securities Act” means the Securities Act of 1933, as amended.

“Sponsors” means Jeffrey J. Raymond, Joseph J. Raymond, Peter Underwood, Demetrios Mallios and Brendan Rempel.

“Stockholders’ Expenses” means, without duplication and to the extent unpaid as of the open of business on the Closing Date, the aggregate amount payable by the Company and/or the Stockholders for which the Company or JAC could become liable after the Closing in respect of all out-of-pocket costs, fees , including, without limitation, their reasonable attorneys’ fees, and expenses incurred by or on behalf of the Stockholders or the Company in connection with the consummation of the transactions contemplated by this Agreement.

“Stockholder Indemnifying Party” has the meaning set forth in Section 9.2(a).

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association, or other business entity of which (a) if a corporation, greater than fifty percent (50%) of the total voting power of shares of capital stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof or (b) if a limited liability company, partnership, association, or other business entity (other than a corporation), greater than fifty percent (50%) of the partnership or other similar ownership interests thereof is at the time owned, directly or indirectly, by such Person or one or more Subsidiaries of such Person or a combination thereof and for this purpose, a Person or Persons own a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated greater than fifty percent (50%) of such business entity’s gains or losses or shall be a, or control any, managing director or general partner of such business entity (other than a corporation). The term “Subsidiary” shall include all Subsidiaries of such Subsidiary.

“Survival Period” means the period beginning on the Closing Date and ending on the date that is one (1) year after the Closing Date; provided, however, that the Survival Period for a breach of a Company Fundamental Representation or a JAC Fundamental Representation shall be the date that is three (3) years after the Closing Date.

“Tax” means any federal, state, local or foreign income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, real property gains, registration, value added, excise, natural resources, severance, stamp, occupation, windfall profits, environmental, customs, duties, real property, personal property, capital stock, social security (or similar), unemployment, disability, payroll, license, employee, withholding or other tax, of any kind whatsoever, including any interest, penalties or additions to tax in respect of the foregoing (whether disputed or not).

“Tax Return” means any return, declaration, report, claim for refund or information, return or statement with respect to Taxes, including any schedule or attachment therefor or any amendment thereof.

“Third Party Claims” has the meaning set forth in Section 9.4(b).

“To the Knowledge of the Company” and “to the Company’s Knowledge” means the actual knowledge of Jeff Peck or knowledge that Jeff Peck would be reasonably expected to have if he had undertaken a reasonable investigation of the fact, matter or circumstance in question.

“Transaction Expenses” means the reasonable and documented fees and expenses incurred by JAC in connection with the transactions contemplated by this Agreement as approved by the Company in writing.

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“Transfer Taxes” has the meaning set forth in Section 6.2(g).

“Treasury Regulations” means the regulations promulgated under the Code by the United States Department of the Treasury.

“Trust Account” means that certain trust account at JP Morgan Chase Bank, N.A. (with Continental Stock Transfer & Trust Company (“Trustee”) acting as trustee) established by JAC into which substantially all of the proceeds received by JAC as a result of its initial public offering plus additional funds have been deposited for the benefit of JAC’s public stockholders.

“Trust Agreement” means that certain investment management trust agreement, dated as of March 2, 2016, between JAC and the Trustee, governing the funds held in the Trust Account, as amended from time to time in accordance with its terms.

“Trust Amount” has the meaning set forth in Section 5.8.

“Trustee” has the meaning set forth in the definition of Trust Account.

ARTICLE 2

SHARE EXCHANGE AND RELATED MATTERS

Section 2.1. The Exchange.

(a) On the terms and subject to the conditions set forth in this Agreement, on the Closing Date, the Stockholders shall assign, transfer and deliver, free and clear of all liens, pledges, encumbrances, charges, restrictions or known claims of any kind, nature, or description (except for those created by this Agreement and other than restrictions under applicable federal, state and other securities laws), all of the Company Shares owned by the Stockholders to JAC, with the objective of such Exchange being the acquisition by JAC of 100% of the issued and outstanding shares of capital stock of the Company.

(b) In consideration of the transfer of the Company Shares to JAC by the Stockholders, JAC, on the Closing Date, shall issue to the Stockholders an aggregate amount of 3,234,501 newly issued shares of JAC Common Stock (the “Exchange Shares”) in the individual amounts set forth in Schedule A upon surrender of the certificate or certificates representing the Company Shares owned by the Stockholders (or in lieu thereof, the delivery of an affidavit of lost security in the customary form) accompanied by a stock power indorsed in blank.

Section 2.2. The Closing.

Upon the terms and subject to the conditions set forth in this Agreement, the closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at 10:00 a.m., New York time, on a date to be specified by the Parties, which shall be no later than the second Business Day after satisfaction (or waiver) of the conditions set forth in ARTICLE 7 (other than those conditions which are to be satisfied by the delivery of documents or taking of any other action at the Closing by any Party, but subject to the satisfaction (or waiver) of such conditions at the Closing) (the “Closing Date”), at the offices of Robinson Brog Leinward Greene Genovese & Gluck, P.C., 875 Third Avenue, 9th Floor, New York, New York 10022, unless another time, date or place is agreed to in writing by JAC and the Company. For purposes of this Agreement and the transactions contemplated hereby, the Closing shall be deemed to occur as of the open of business on the Closing Date.

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Section 2.3. Deliveries at the Closing.

At the Closing, each Party shall deliver (or cause to be delivered) all of the certificates, instruments and other documents required to be delivered by such Party pursuant to ARTICLE 7 with respect to the Closing.

Section 2.4. Reserved

Section 2.5. Reserved

Section 2.6. Earnout Shares

In the event that (a) the Company’s Adjusted EBITDA for the twelve (12) month period commencing on the first full month that is after Closing Date (the “Earnout Period”)1 is $5,000,000 or more (the “Adjusted EBITDA Target) or (b) the closing JAC Stock Price is $12.00 or more after the Closing Date (the “Stock Price Target”) and prior to the end of the Earnout Period, the Company shall issue:

(i) 898,473 shares of JAC Common Stock to the Stockholders, pro rata in accordance with their ownership of Company Shares;

(ii) 11,231 shares of JAC Common Stock to Exit Strategy Partners, LLC; and

(iii) a number of shares of JAC Common Stock equal to (X) the number of JAC Obligation Shares minus (Y) 11,231 shares of JAC Common Stock to the Sponsors, pro rata in accordance with the number of shares forfeited by each Sponsor as contemplated by Section 2.8(i).

If shares of JAC Common Stock become issuable pursuant to this Section 2.6, the Company shall issue or cause its transfer agent to issue such shares within ten (10) days after the filing of the Company’s Quarterly Report on Form 10-Q or Annual Report on Form 10-K, as applicable, demonstrating achievement of the Adjusted EBITDA Target in the event that shares become issuable pursuant to Section 2 .6(b)(i) above and within five (5) days after the end of the applicable ten (10) trading day period in the event that the shares become issuable pursuant to Section 2.6(b)(i) above. The number of shares of JAC Common Stock issuable pursuant to this Section 2.6 shall be equitably adjusted in the event of a stock split, stock dividend, reverse stock split, reclassification, reorganization or similar transaction.

Section 2.7. Reserved

Section 2.8. Payment of JAC Obligations

By separate agreement of even date herewith (the “Share Forfeiture Agreement”), the Sponsors have agreed to forfeit to the Company (i) up to 200,000 shares of JAC Common Stock at the Closing to the extent such shares are used to satisfy JAC Obligations or induce investors to make an equity investment in JAC at or prior to the Closing and (ii) 200,000 shares of JAC Common Stock if neither the Adjusted EBITDA Target nor the Stock Price Target is achieved pursuant to Section 2.6. Immediately prior to the Closing, taking into account any funds remaining in the Trust Account after giving effect to the Offer, JAC shall satisfy the JAC Obligations from (a) cash on hand, including any funds remaining in the Trust Account after giving effect to the Offer, or (b) by re-issuing Sponsor Shares forfeited pursuant to the Share Forfeiture Agreement, but in no event shall JAC satisfy the JAC Obligations in cash to the extent that payments of the JAC Obligations in cash would exceed $2,500,000.

1 For the avoidance of doubt, if the transaction contemplated by this Agreement closes on May 16, 2019, June 2019 shall be the first full measured month for purposes of the Earnout Period and May 2020 shall be the last full measured month for purposes of the Earnout Period.

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Section 2.9. Payment of Stockholders’ Expenses

On the Closing Date, contemporaneously with the consummation of the transactions contemplated by this Agreement and on behalf of the Company and Stockholders, the Company shall pay in cash by wire transfer of immediately available funds, the Stockholders’ Expenses to such Persons entitled thereto.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the disclosure schedules delivered by the Company to JAC, which shall be delivered within ten (10) business days after the execution and delivery of this Agreement and the closing of the transactions contemplated hereby (the “Schedules”), the Company hereby represents and warrants to JAC as follows:

Section 3.1. Organization and Qualification; Subsidiaries.

(a) The Company is a corporation duly organized, validly existing and, if applicable in such jurisdiction, in good standing (or the equivalent thereof) under the laws of the State of Vermont. The Company, has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as presently conducted.

(b) The Company is duly qualified or licensed to transact business and is in good standing (or the equivalent thereof) in each jurisdiction in which the property owned, leased or operated by it, or the nature of the business conducted by it, makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing has not had a Company Material Adverse Effect.

(c) The Company is not in default under or in violation of any material provision of the Company’s Governing Documents.

Section 3.2. Capitalization of the Company.

(a) The Company Shares comprise all of the Company’s authorized capital stock that are issued and outstanding, and all of the Company Shares have been duly authorized and validly issued and are fully paid and non-assessable, and were issued free and clear of any preemptive rights (except to the extent provided by applicable law), restrictions on transfer (other than restrictions under applicable federal, state and other securities laws), or other Liens. Except as otherwise set forth in Schedule 3.2, there are no outstanding (i) equity securities of the Company other than the Company Shares, (ii) securities of the Company having the right to vote on any matters on which the holders of equity securities of the Company may vote or which are convertible into or exchangeable for, at any time, equity securities of the Company, (iii) options or other rights to acquire from the Company, and no obligations of the Company to issue, purchase or redeem any equity securities or securities convertible into or exchangeable for equity securities of the Company or (iv) proxies, voting agreements or other agreements or arrangements to which the Company is a party or is otherwise obligated relating to any equity securities of the Company.

(b) The Company does not directly or indirectly owns any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, at any time, any equity or similar interest in, any Person.

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(c) Except as set forth in Schedule 3.2, there are no outstanding phantom securities or other equity-based compensation arrangements, profit participation or other similar rights with respect to the Company.

Section 3.3. Authority

The Company has the requisite corporate power and authority to execute and deliver this Agreement and the Ancillary Documents to which the Company is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Ancillary Documents by the Company and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the Company. This Agreement has been (and the execution and delivery of each of the Ancillary Documents to which the Company will be a party will be when delivered at the Closing) duly executed and delivered by the Company and constitutes (and, with respect to each of the Ancillary Documents to which the Company will be a party, will constitute) a valid, legal and binding agreement of the Company (assuming that this Agreement has been, and the Ancillary Documents to which the Company is a party will be, duly and validly authorized, executed and delivered by the other Persons party thereto), enforceable against the Company in accordance with their respective terms, except (a) to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors’ rights generally and (b) that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding thereof may be brought.

Section 3.4. Financial Statements; Undisclosed Liabilities; Book and Records.

(a) Attached hereto as Schedule 3.4 are true and complete copies of the following financial statements (such financial statements, the “Financial Statements”) (i) the audited balance sheets of the Company as of December 31, 2017 and 2016 and the related audited consolidated statements of operations, shareholders’ equity and cash flows for the twelve (12) month periods ended December 31, 2017 and 2016,and (ii) the unaudited balance sheet of the Company as of September 30, 2018 (the “Latest Balance Sheet”) and the related unaudited statements of operations and cash flows for the three (3) months period ending on such date. The Financial Statements (x) have been prepared from the books and records of the Company in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods covered thereby, except as may be indicated in the notes thereto and except for the absence of footnotes and subject to customary year-end adjustments (including year-end reserve, accrual and tax accounting adjustments), and (y) fairly present, in all material respects, the consolidated financial position of the Company as of the dates thereof and its results of operations for the periods then ended (subject, in the case of the unaudited Financial Statements as of and for the nine months ended September 30, 2018, to the absence of footnotes and to customary year-end adjustments (including year-end reserve, accrual and tax accounting adjustments)).

(b) Except for matters reflected or reserved against in the Financial Statements or otherwise set forth in Schedule 3.4, the Company has no liability of any nature that would be required under generally accepted accounting principles, as in effect on the date of this Agreement, to be reflected on a consolidated balance sheet of the Company (including the notes thereto), except liabilities that were incurred since the date of such balance sheet in the ordinary course of business or (ii) are incurred in connection with the transactions contemplated by this Agreement or the Ancillary Agreements.

(c) The books and records of the Company accurately and fairly, in all material respects, reflect the operations and conduct of business by the Company. The Company maintains a system of internal accounting controls sufficient, in all material respects to provide reasonable assurance that (i) all income and expense items are promptly and properly recorded for the relevant periods in accordance with policies maintained by the Company; and (ii) recorded assets are compared with existing assets at reasonable intervals, and appropriate action is taken with respect to any differences.

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Section 3.5. Consents and Approvals; No Violations

Assuming the truth and accuracy of the representations and warranties of JAC set forth in Section 5.3, except as set forth in Schedule 3.5, no notice to, filing with, other than as required under any state and federal securities agency or authorization, consent or approval of any Governmental Entity is necessary for the execution, delivery or performance by the Company of this Agreement or the Ancillary Documents to which the Company is a party or the consummation by the Company of the transactions contemplated hereby, except for those that may be required solely by reason of JAC’s (as opposed to any other third party’s) participation in the transactions contemplated hereby. Neither the execution, delivery nor performance by the Company of this Agreement or the Ancillary Documents to which the Company is a party nor the consummation by the Company of the transactions contemplated hereby will (w) conflict with or result in any breach of any material provision of the Company’s Governing Documents, (x) result in a violation or breach of, or cause acceleration, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any of the material terms, conditions or provisions of any Material Contract or any Material Lease, (y) violate any material order, writ, injunction, decree, law, statute, rule or regulation of any Governmental Entity having jurisdiction over the Company or any of its material properties or assets, or (z) except as contemplated by this Agreement or with respect to Permitted Liens, result in the creation of any Lien upon any of the material assets of the Company, except any deviations from any of clauses (x), (y) or (z) which would not be expected to have a Company Material Adverse Effect.

Section 3.6. Material Contracts.

(a) Except as set forth on Schedule 3.6(a) (collectively, the “Material Contracts”) and except for this Agreement and except for any Material Lease, as of the date of this Agreement, the Company is not a party to or bound by any of the following written contracts or agreements (to the extent any such contract or agreement remains in effect as of the date hereof):

(i) contract for the employment of any officer, individual employee or other person on a full-time, part-time, consulting or other basis providing annual base salary or consulting fees in excess of $100,000 (other than any “at-will” contract that may be terminated by any party thereto upon thirty (30) days or less advance notice);

(ii) agreement or indenture relating to Funded Indebtedness, except for Funded Indebtedness outstanding under the Company’s Credit Facilities and other Funded Indebtedness for an amount less than $100,000;

(iii) lease or agreement under which the Company is lessee of or holds or operates any tangible property (other than real property), owned by any other Person, except for any lease or agreement under which the aggregate annual rental payments do not exceed $100,000;

(iv) lease or agreement under which the Company is lessor of or permits any third party to hold or operate any tangible property (other than real property), owned or controlled by the Company, except for any lease or agreement under which the aggregate annual rental payments do not exceed $100,000;

(v) material partnership agreements joint venture agreements, strategic alliances and similar contracts relating to the Company;

(vi) any contracts (other than in the ordinary course of business) with any customer or supplier set forth on Schedule 3.20;

(vii) agreement, contract or commitment prohibiting the Company from freely engaging in any material business;

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(viii) collective bargaining or other agreement with any labor union or similar employee organization;

(ix) any contract related to the development or ownership (other than the sale, assignment, transfer or acquisition) of any material Company IP Rights or agreement pursuant to which the Company grants or receives a license to use any material Intellectual Property Rights (other than non-exclusive licenses granted or received in the ordinary course of business and licenses acquired in connection with the acquisition of off-the-shelf or other commercially available software);

(x) contract, arrangement or understanding that relates to the future disposition or acquisition of material assets or properties by the Company, or any merger or business combination with respect to the Company;

(xi) contract, arrangement or understanding requiring or providing for any capital expenditure in excess of $100,000;

(xii) material interest rate, currency, or other hedging contract, arrangement or understanding;

(xiii) contract, arrangement or understanding containing any provision pursuant to which the Company will be obligated to make a payment to any Person at the Closing as a direct result of the consummation of the transactions contemplated by this Agreement or any Ancillary Document; or

(xiv) other contract, arrangement or understanding not of the types described above in this Section 3.6(a) that, individually or together with any other contract, arrangement or understanding, involves consideration in excess of $100,000 in the current fiscal year of the Company.

(b) As of the date hereof, each Material Contract is valid and binding on the Company and enforceable in accordance with its terms against the Company and, to the Knowledge of the Company, each other party thereto (in each case, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity). The Company has performed all material obligations required to be performed by it under such Material Contracts, and neither the Company nor, to the Knowledge of the Company, the other parties thereto are in material breach or material default thereunder and no event has occurred which would permit termination, modification or acceleration of any Material Contract by any party thereto. As of the date of this Agreement, the Company has not received written notice of any current default under any Material Contract. The Company has not given a written notice of its intent to terminate, materially modify, amend or otherwise materially alter the terms and conditions of any Material Contract or has received any such written notice from any other party thereto.

Section 3.7. Absence of Changes

During the period beginning on the date of the Latest Balance Sheet and ending on each of the date of this Agreement and the Closing Date, (i) to the knowledge of the Company there has not been and there will not be (as of the Closing Date) any Company Material Adverse Effect and (ii) the Company has conducted its business in the ordinary course.

Section 3.8. Litigation.

Except as set forth in Schedule 3.8, as of the date of this Agreement , (a) there is no suit, litigation, arbitration, claim, action, proceeding or, to the Knowledge of the Company, investigation pending or, to the Company’s Knowledge, threatened against the Company before any Governmental Entity which, and (b) the Company is not subject to any outstanding order, writ, injunction or decree that, in either case, would, if finally determined pursuant to a final nonappealable judgment, have an adverse effect which is material to the Company.

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Section 3.9. Compliance with Applicable Law

The Company holds, as of the date hereof, all material permits, licenses, approvals, certificates and other authorizations of and from all, and have made all material declarations and filings with, Governmental Entities necessary for the lawful conduct of its business as presently conducted. As of the date of this Agreement, the business of the Company is operated in material compliance with all applicable laws, rules, regulations, codes, ordinances and orders of all applicable Governmental Entities. Except as set forth in Schedule 3.9, there is no suit, claim or action pending or, to the Company’s knowledge, threatened by any Governmental Entity with respect to any alleged material violation by the Company of any law, rule, regulation, code, ordinance or order of any Governmental Entity.

Section 3.10. Employee Benefit Plans.

(a) Schedule 3.10(a) lists all Employee Benefit Plans and Foreign Benefit Plans.

(b) Except as set forth on Schedule 3.10(b), no Employee Benefit Plan is a plan that is subject to Title IV of ERISA, no Employee Benefit Plan provides health or other welfare benefits to former employees of the Company other than as required by COBRA, and the Company has no any obligation to contribute to a Multiemployer Plan that is subject to Title IV of ERISA.

(c) Each Employee Benefit Plan has, to the extent applicable, been maintained and administered in compliance with the applicable requirements of ERISA, the Code and any other applicable laws including, the Health Insurance Portability and Accountability Act, and all material contributions and premium payments required to have been paid with respect to each Employee Benefit Plan have been made. Each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service or is entitled to rely on a favorable opinion letter from the Internal Revenue Service on the form of such Employee Benefit Plan and, to the Company’s Knowledge, there are no facts or circumstances that would be reasonably likely to materially and adversely affect the qualified status of any such Employee Benefit Plan.

(d) Each Employee Benefit Plan that is subject to Section 409A of the Code has been operated in compliance with such section and all applicable regulatory guidance (including notices, rulings and proposed and final regulations).

(e) No material liability under Title IV of ERISA has been or, to the Company’s Knowledge, is reasonably expected to be incurred by the Company.

(f) The Company not has engaged in any transaction with respect to any Employee Benefit Plan that would be reasonably likely to subject the Company to any material Tax or penalty (civil or otherwise) imposed by ERISA or the Code.

(g) With respect to each Employee Benefit Plan, the Company has made available to JAC copies, to the extent applicable and within the Company’s possession or control, of (i) the current plan and trust documents and the most recent summary plan description provided to participants, (ii) the most recent annual report (Form 5500 series), (iii) the most recent financial statements, and (iv) the most recent Internal Revenue Service determination letter.

(h) Each Foreign Benefit Plan has been maintained and administered in compliance with its terms and the requirements of all applicable laws.

(i) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will result in (i) except as set forth on Schedule 3.10(i) severance pay or any increase in severance pay upon any termination of employment after the date of this Agreement, (ii) any payment, compensation or benefit becoming due on the Closing Date, or any increase in the amount of any payment, compensation or benefit due on the Closing Date, to any current or former employee of the Company, (iii) the acceleration of the time of payment or vesting or the funding of any compensation or benefits, or (iv) any new material obligation pursuant to any Employee Benefit Plan or Foreign Benefit Plan. As of the Closing, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will result in the payment of any amount that will not be deductible under Section 280G of the Code.

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(j) There is currently no material audit or to the Company’s knowledge investigation by any Governmental Entity or any claim (other than routine claims for benefits in the ordinary course) or material action (at law or in equity), suit, arbitration, review, inquiry, proceeding or to the Company’s Knowledge investigation against or involving any Employee Benefit Plan.

(k) Since the date of the Latest Balance Sheet, other than in the ordinary course of business, the Company has not formally adopted or authorized any additional Employee Benefit Plan or any material change in or termination of any existing Employee Benefit Plan.

(l) The Company has properly classified for all purposes (including for Tax purposes and for purposes of determining eligibility to participate in any Employee Benefit Plan) all persons who have performed services for or on behalf of the Company.

Section 3.11. Environmental Matters.

(a) The Company is to the Company’s Knowledge in compliance in all material respects with all Environmental Laws.

(b) Without limiting the generality of the foregoing, the Company holds and is in compliance in all material respects with all material permits, licenses and other authorizations that are required pursuant to Environmental Laws.

(c) Except as set forth in Schedule 3.11, there is no judicial proceeding or order of any Governmental Entity pending or, to the Knowledge of the Company, threatened by a third party against the Company alleging a liability under any Environmental Laws, except as would not reasonably be expected to result in any liability under Environmental Law which is material to the Company taken as a whole.

(d) Except as set forth in Schedule 3.11, the Company has not received any currently unresolved written notice of any material violation of, or material liability under (including any investigatory, corrective or remedial obligation), any Environmental Laws.

(e) To the Knowledge of the Company, no hazardous materials have either been released by the Company or have otherwise directly caused contamination (other than the presence of asbestos-containing materials that are not required under applicable Environmental Laws to be abated) at, on or under the Owned Real Property or Leased Real Property, and Company has not generated, treated, stored, released, transported or arranged for transportation or disposal of any hazardous material at or from any location except, in either case as would not reasonably be expected to result in any liability under Environmental Law which is material to the Company.

(f) To the Knowledge of the Company, the Company has not identified Hazardous Substance contamination at or is remediating Hazardous Substances at any Owned Real Property or Leased Real Property pursuant to any Environmental Law, except as would not reasonably be expected to result in any liability under Environmental Law which is material to the Company.

(g) The Company has not (a) contractually assumed any liability of any other Person arising out of or pursuant to Environmental Law or (b) is subject to any unresolved consent decrees, administrative or judicial orders, judgments, or settlement agreements, in either case, that would reasonably be expected to result in any liability under Environmental Law which is material to the Company.

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(h) The Company has provided or otherwise made available to JAC all material environmental audits, reports, and assessments concerning the business of the Company and its past and current properties, facilities or operations that are in the possession of the Company and which report had been prepared in the last two years.

Section 3.12. Intellectual Property.

(a) The Company owns, licenses or otherwise has the right to use the Intellectual Property Rights free and clear of any Liens, except for Permitted Liens or as otherwise set forth in Schedule 3.12(a) (collectively, the “Company IP Rights”). Schedule 3.12(a) sets forth a list of patents, patent applications, material unregistered trademarks, trademark registrations, trademark applications and copyright registrations owned by the Company. All of the Company IP Rights listed on Schedule 3.12(a), and, the Knowledge of the Company, the registrations and applications listed therein, are valid and in full force and effect. Except as otherwise set forth in Schedule 3.12(a), there is not pending against the Company any action by any third party contesting the use or ownership of the Company IP Rights. Further, (i) to the Company’s Knowledge, the conduct of the business of the Company as currently conducted does not infringe, violate or misappropriate any Intellectual Property Rights of any third party; (ii) in the past two (2) years, the Company has not received any written communication, and no action has been instituted, settled or threatened, that alleges any such infringement, violation or misappropriation; (iii) in the past two (2) years, the Company has not received any written opinion of counsel relating to infringement, validity or enforceability of any Company IP Rights; and (iv) to the Company’s Knowledge, no third party is infringing or misappropriating any material Company IP Rights.

(b) The Company will use commercially reasonable efforts to maintain and protect each item of Intellectual Property owned by the Company which is material to their businesses, including maintaining the confidentiality of their confidential or proprietary information. Subject to any necessary notices and consents, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and thereby, will not result in the forfeiture, cancellation, termination or other material impairment of, or give rise to any right of any Person to cancel, terminate or otherwise impair the right of the Company to own or use or otherwise exercise any other rights that the Company currently has with respect to any material Intellectual Property. Substantially all current salaried employees of the Company have executed confidentiality and work-for-hire agreements that accord the Company ownership rights, including, as necessary, by assignment, with respect to all Intellectual Property created by such employees in the course of their employment, and, to the Knowledge of the Company, no such employee is in violation thereof.

(c) In the last twelve (12) months with respect to the computer systems, including software, used by the Company, there has not been any material failure with respect to any of the Company Systems that has not been remedied in all material respects. The Company has in place commercially reasonable measures to protect the confidentiality, integrity and security of the Company Systems (and all information and transactions stored or contained therein) against any unauthorized use, access or corruption. The Company has implemented commercially reasonable data backup, data storage, system redundancy and disaster avoidance and recovery procedures.

Section 3.13. Labor Matters.

Except as set forth on Schedule 3.13, the Company is not a party to any collective bargaining agreement with respect to its employees. There is no labor strike, labor dispute, work stoppage or lockout pending or, to the Company’s Knowledge, threatened in writing against the Company. To the Company’s Knowledge, no union organization campaign is in progress with respect to any employees of the Company and no unfair labor practice charge or complaint has been served on the Company. The Company has not engaged in any plant closing or employee layoff activities since the date of the Latest Balance Sheet that would violate the Worker Adjustment Retraining and Notification Act of 1988, as amended, or any similar state or local plant closing or mass layoff statute, rule or regulation.

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Section 3.14. Insurance.

Schedule 3.14 contains a list of all material policies of insurance owned or held by the Company as of the date of this Agreement. All such policies provide coverage sufficient for a business of the size and type operated by the Company. All such policies are, as of the date of this Agreement, in full force and effect, all premiums with respect thereto covering all periods up to the Closing on the Closing Date will have been paid, and no written notice of cancellation, termination, material reduction in coverage or disallowance of any material claim has been received by the Company with respect to any such policy.

Section 3.15. Tax Matters.

(a) The Company has:

(i) duly and timely filed, or caused to be filed, in accordance with applicable law all Company Tax Returns, each of which is true, correct and complete in all material respects, and

(ii) duly and timely paid in full, or caused to be paid in full, all Company Taxes due and payable on or prior to the Closing Date.

(b) No extension of time to file any Company Tax Return, which Company Tax Return has not since been filed in accordance with applicable law, has been filed. There is no power of attorney in effect with respect or relating to the Company, Company Tax or Company Tax Return. Since January 1, 2016, the Company has not been a member of an affiliated group filing a consolidated return.

(c) The Company has complied in all respects with all applicable law relating to the deposit, collection, withholding, payment or remittance of any Company Tax (including, but not limited to, Code Section 3402).

(d) There is no lien for any Tax upon any asset or property of the Company (except for any statutory lien for any Tax not yet due).

(e) No Proceeding related to Taxes is pending, or to the Company’s Knowledge, threatened or proposed with regard to the Company, Company Tax or Company Tax Return.

(f) No statute of limitations for any ongoing Proceeding relating to any Company Tax or any Company Tax Return has been modified, extended or waived.

(g) Any assessment, deficiency, adjustment or other similar item relating to any Company Tax or Company Tax Return has been reported to all Governmental Entities in accordance with applicable law.

(h) No jurisdiction where no Company Tax Return has been filed or no Company Tax has been paid has a currently outstanding claim for the payment of any Company Tax or the filing of any Company Tax Return.

(i) The Company is not required to include any item of income in, or exclude any item of deduction from, federal taxable income for any Tax period (or portion thereof) ending after the Closing Date, as a result of a change in method of accounting, any installment sale or open transaction, any prepaid amount, refund or credit.

(j) The Company is not or has never been a beneficiary of or otherwise participated in any reportable transaction within the past three years within the meaning of Treasury Regulation Section 1.6011-4(b)(1).

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(k) The Company has not distributed stock of another Person nor has its stock been distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code Section 355 or Code Section 361.

(l) The Company is not a “United States real property holding corporation” within the meaning of Code Section 897(c)(2) at any time during the applicable period referred to in Code Section 897(c)(l)(A)(ii).

Section 3.16. Brokers

Except as set forth in Schedule 3.16, no broker, finder, financial advisor or investment banker is entitled to any broker’s, finder’s, financial advisor’s or investment banker’s fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of the Company for which JAC would become liable after the Closing.

Section 3.17. Real and Personal Property.

(a) Real Property. Schedule 3.17(a) sets forth (i) a list of all real property owned as of the date hereof by the Company (such real property, the “Owned Real Property”) and (ii) whether as lessee or lessor, a list of all leases (each a “Material Lease”) of real property (such real property, the “Leased Real Property”) to which the Company is a party or by which it is bound, in each case, as of the date of this Agreement. The Company has good and marketable fee simple title to all of the Owned Real Property, in each case free and clear of all Liens other than Permitted Liens or as otherwise set forth in Schedule 3.17(a). Each Material Lease is valid and binding on the Company, enforceable in accordance with its terms (subject to proper authorization and execution of such Material Lease by the other party thereto and subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity). The Company and, to the Knowledge of the Company, each other party thereto, as applicable, has performed in all material respects all material obligations required to be performed by it under each Material Lease. With respect to each Material Lease, except as provided in Schedule 3.17(a), the other party to such lease is not an Affiliate of any Stockholder. Except as set forth in Schedule 3.17(a), the Company has not subleased or otherwise granted any Person the right to use or occupy any Owned Real Property or Leased Real Property. Except as set forth in Schedule 3.17(a), the Company has not collaterally assigned or granted any other security interest in the Leased Real Property or any interest therein. Except for the Permitted Liens or as otherwise set forth in Schedule 3.17(a), there exist no material Liens affecting the Leased Real Property created by, through or under the Company.

(b) Personal Property. As of the date of this Agreement, the Company owns or holds under valid leases all material machinery, equipment and other tangible personal property used for the conduct of its business as currently conducted, subject to no Lien except for Permitted Liens or as otherwise set forth in Schedule 3.17(b). Such personal property is reasonably suitable for its intended use, is in good operating condition and repair (subject to normal wear and tear), is free from material defects, and has been reasonably maintained.

Section 3.18. Transactions with Related Parties.

Schedule 3.18 sets forth all material arrangements between the Company, on the one hand, and Affiliates of the Company, on the other hand, that will not be terminated effective as of the Closing Date. To the Company’s Knowledge, except as set forth in Schedule 3.18, none of the Company nor its respective Affiliates, directors, officers or employees possesses, directly or indirectly, any financial interest in, or is a director, officer or employee of, any Person (other than the Company) which is a material client, supplier, customer, lessor, lessee, or competitor of the Company. Ownership of securities of a company whose securities are registered under the Securities and Exchange Act of 1934, as amended, of five percent (5%) or less of any class of such securities shall not be deemed to be a financial interest for purposes of this Section 3.18.

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Section 3.19. Absence of Certain Payments.

As of the date of this Agreement, neither the Company, nor to the Company’s Knowledge, any representative, consultant or agent thereof acting on the Company’s behalf, has (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (iii) violated or is in violation of any provision of the Foreign Corrupt Practices Act of 1977; or (iv) made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment.

Section 3.20. Customers and Suppliers.

Schedule 3.20 sets forth a list of the Company’s five (5) largest customers and the five (5) largest suppliers as measured by the dollar amount of purchases therefrom or thereby, for the Company’s fiscal year ending December 31, 2018, showing the approximate total sales by the Company to each such customer and the approximate total purchases by the Company from each such supplier, during each such period. No such supplier or customer listed on Schedule 3.20, has (a) terminated its relationship with the Company, (b) reduced its business in any material way with the Company or materially and adversely modified its relationship with the Company as a whole, (c) notified the Company in writing of its intention to take any such action, or (d) to the Knowledge of the Company, become insolvent or subject to bankruptcy proceedings, in each case, that would be material to the Company.

Section 3.21. Company Information.

None of the written information supplied or to be supplied by the Company relating to the Stockholders, the Company and/or the Company’s stockholders, control Persons and Representatives expressly for inclusion or incorporation by reference in the filings with the SEC, mailings to JAC’s stockholders with respect to the Offer, and/or the redemption of Public Shares, any supplements thereto and/or in any other document filed with any Governmental Entity in connection herewith (including the Offer Documents) will, at the date of filing and/or mailing, as the case may be, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading (subject to the qualifications and limitations set forth in the materials provided by the Company or that are included in such filings and/or mailings; the definitive copies of which have been approved by the Company). No representation or warranty is made by Stockholders, the Company or any of their respective Affiliates with respect to statements made or incorporated by reference therein based on information supplied by, or on behalf of, JAC, any of their respective Affiliates or any other sourc.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF STOCKHOLDERS

Except as set forth in the Schedules, each Stockholder, severally and not jointly, with respect solely to herself or himself, hereby represents and warrants to JAC as follows:

Section 4.1. Authority.

Such Stockholder has the power and authority to execute and deliver this Agreement and each of the Ancillary Documents to which such Stockholder is a party and to consummate the transactions contemplated hereby and thereby.

This Agreement has been (and each of the Ancillary Documents to which such Stockholder will be a party will be when delivered at the Closing) duly executed and delivered by such Stockholder and constitute (and, with respect to each of the Ancillary Documents to which such Stockholder will be a party, will constitute when delivered at the Closing) the valid, legal and binding agreement of such Stockholder (assuming that this Agreement has been, and the Ancillary Documents to which such Stockholder is a party will be, duly and validly authorized, executed and delivered by the other Persons thereto), enforceable against such Stockholder in accordance with their terms, except (a) to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors’ rights generally and (b) that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding thereof may be brought.

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Section 4.2. Consents and Approval; No Violations.

Assuming the truth and accuracy of the representations and warranties of JAC set forth in Section 5.3, no material notices to, filings with, or authorizations, consents or approvals of any Governmental Entity are necessary for the execution, delivery or performance by such Stockholder of this Agreement or the Ancillary Documents to which such Stockholder is a party or the consummation by such Stockholder of the transactions contemplated hereby. Neither the execution, delivery and performance by such Stockholder of this Agreement or the Ancillary Documents to which such Stockholder is a party nor the consummation by such Stockholder of the transactions contemplated hereby will violate any order, writ, injunction, decree, law, statute, rule or regulation of any Governmental Entity having jurisdiction over such Stockholder.

Section 4.3. Title to the Company Shares; Ownership of Stockholder.

As of the date hereof, such Stockholder owns of record and beneficially the number of Company Shares set forth next to such Stockholder’s name on Schedule 4.3 hereto and such Stockholder has good and valid title to such Shares, free and clear of all Liens (other than restrictions under applicable federal, state and other securities laws). As of immediately prior to the Closing, such Stockholder will be the record and beneficial owner of the Company Shares and such Stockholder will have good and valid title to the Shares, free and clear of all Liens (other than restrictions under applicable federal, state and other securities laws).

Section 4.4. Litigation.

As of the date hereof, (a) there is no material suit, litigation, arbitration, claim, action, proceeding or investigation pending or, to such Stockholder’s knowledge, threatened against such Stockholder before any Governmental Entity which, and (b) such Stockholder is not subject to any material outstanding order, writ, injunction or decree that, if not complied with, in either case, would have a material adverse effect on such Stockholder’s ownership of such Stockholder’s Company Shares, or otherwise prevent or materially delay the Closing.

Section 4.5. Brokers.

Except as set forth in Schedule 4.5, no broker, finder, financial advisor or investment banker is entitled to any broker’s, finder’s, financial advisor’s, investment banker’s fee or commission or similar payment in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of such Stockholder for which the Company or JAC would become liable after the Closing.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF JAC

JAC hereby represents and warrants to Stockholders and the Company as follows:

Section 5.1. Organization.

JAC is a corporation, duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation and has all requisite power and authority to carry on its businesses as now being conducted, except where the failure to have such power or authority would not prevent or materially delay the consummation of the transactions contemplated hereby or the consummation of the transactions contemplated by the Ancillary Documents to which JAC is a party. JAC has delivered to Stockholders true, correct and complete copies of its Governing Documents in effect as of the date of this Agreement. JAC is not in default under or in violation of any provision of such Governing Documents.

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Section 5.2. Authority.

JAC has all necessary power and authority to execute and deliver this Agreement and the Ancillary Documents to which JAC is a party and, except as contemplated by this Agreement and the Ancillary Agreements, to consummate the transactions contemplated hereby and thereby. Except as contemplated by this Agreement and the Ancillary Agreements, the execution and delivery of this Agreement and the Ancillary Documents to which JAC is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of JAC and no other proceeding (including by its equityholders) on the part of JAC is necessary to authorize this Agreement and the Ancillary Documents to which JAC is a party or to consummate the transactions contemplated hereby. This Agreement has been (and the Ancillary Documents to which JAC is a party will be when executed and delivered by JAC at the Closing) duly and validly executed and delivered by JAC and constitutes (and, with respect to each of the Ancillary Documents to which JAC will be a party, will constitute) a valid, legal and binding agreement of JAC (assuming this Agreement has been and the Ancillary Documents to which JAC is a party will be duly authorized, executed and delivered by the other parties thereto), enforceable against JAC in accordance with their respective terms, except (a) to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors’ rights generally and (b) that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding thereof may be brought.

Section 5.3. Consents and Approvals; No Violations.

Assuming the truth and accuracy of the Company’s representations and warranties contained in Section 3.5 and the Stockholders’ representations and warranties contained in Section 4.2, no material notice to, filing with, or authorization, consent or approval of any Governmental Entity is necessary for the execution, delivery or performance of this Agreement or the Ancillary Documents to which JAC will be a party or the consummation by JAC of the transactions contemplated hereby or thereby, except for those set forth on Schedule 5.3. Neither the execution, delivery and performance by JAC of this Agreement and the Ancillary Documents to which JAC will be a party nor the consummation by JAC of the transactions contemplated hereby will (1) conflict with or result in any breach of any provision of JAC’s Governing Documents, (2) result in a violation or breach of, or cause acceleration, or constitute a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which JAC is a party or by which JAC or any of its properties or assets may be bound, or (3) violate any order, writ, injunction, decree, law, statute, rule or regulation of any Governmental Entity applicable to JAC or any of its respective properties or assets.

Section 5.4. Absence of Changes.

Between the date of JAC’s formation, as the case may be, and the date of this Agreement and the Closing Date, except as otherwise set forth in Schedule 5.4, (a) to the knowledge of JAC there has not been and there will not be as of the Closing Date a JAC Material Adverse Effect and (b) JAC has conducted its business only in the ordinary course of business.

Section 5.5. Brokers.

Except as set forth on Schedule 5.5, no broker, finder, financial advisor or investment banker is entitled to any brokerage, finder’s, financial advisor’s or investment banker’s fee or commission or similar payment in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of such Party or any of its Affiliates for which JAC, any Stockholder, or the Company, may become liable.

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Section 5.6. Transactions with Related Parties.

Schedule 5.6 sets forth all material arrangements between the JAC, on the one hand, and Affiliates of JAC (other than any employee of JAC who is not an executive officer of JAC), on the other hand, that will not be terminated effective as of the Closing Date. Except as disclosed on Schedule 5.6 and neither of JAC, nor any of its Affiliates, directors, officers or employees possesses, directly or indirectly, any financial interest in, or is a director, officer or employee of, any Person (other than the JAC) which is a material client, supplier, customer, lessor, lessee, or competitor of JAC. Ownership of securities of a company whose securities are registered under the Securities and Exchange Act of 1934, as amended, of five percent (5%) or less of any class of such securities shall not be deemed to be a financial interest for purposes of this Section 5.6.

Section 5.7. JAC Information.

None of the information supplied or to be supplied by JAC or any of its Affiliates expressly for inclusion or incorporation by reference in the filings with the SEC, mailings to JAC’s shareholders with respect to the Offer and/or the redemption of Public Shares, any supplements thereto and/or in any other document filed with any Governmental Entity in connection herewith (including the Offer Documents), will, at the date of filing and/or mailing, as the case may be, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading (subject to the qualifications and limitations set forth in the materials provided by JAC or that is included in the JAC SEC Documents). No representation or warranty is made by the JAC with respect to statements made or incorporated by reference therein based on information supplied by, or on behalf of, Stockholders or the Company.

Section 5.8. Trust Account.

As of the date hereof and as of the Closing Date, JAC has and will have approximately $7,968,000 (the “Trust Amount”) in the Trust Account and held in trust by the Trustee pursuant to the Trust Agreement. The Trust Amount may, however, be reduced in accordance with the express terms of the Trust Agreement and to pay franchise taxes.

Section 5.9. JAC Board Approval.

The JAC Board (including any required committee or subgroup of such board), at a meeting duly called and held and acting upon the unanimous recommendation of the independent disinterested members of the JAC Board, has, as of the date of this Agreement, unanimously (a) approved and declared the advisability of this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby, (b) determined that this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby are in the best interests of JAC and its stockholders and have approved the recommendation of same to its stockholders, and (c) determined that the transactions contemplated hereby constitute a “Business Combination” as such term is defined in JAC’s Governing Documents.

Section 5.10. JAC SEC Documents and Financial Statements

JAC has duly and timely filed all forms, reports, schedules, statements and other documents, including any exhibits thereto, required to be filed or furnished by JAC with the SEC since JAC’s formation under the Exchange Act or the Securities Act, together with any amendments, restatements or supplements thereto, and will file all such forms, reports, schedules, statements and other documents required to be filed subsequent to the date of this Agreement (the “Additional JAC SEC Documents”). JAC has made available to the Company copies in the form filed with the SEC of all of the following, except to the extent available in full without redaction on the SEC’s website through EDGAR for at least two (2) days prior to the date of this Agreement: (a) JAC’s Quarterly Reports on Form 10-Q for each fiscal quarter of JAC beginning with the first quarter JAC was required to file such a form, (b) its Current Reports on Form 8-K filed since the effectiveness of its registration statement on Form 8-A, (c) all other forms, reports, registration statements and other documents (other than preliminary materials if the corresponding definitive materials have been provided to the Company pursuant to this Section 5.10) filed by JAC with the SEC since JAC’s formation (the forms, reports, registration statements and other documents referred to in clauses (a), (b), and (c) above, whether or not available through EDGAR, are, collectively, the (“JAC SEC Documents”). The JAC SEC Documents were, and Additional JAC SEC Documents will be, prepared in all material respects in accordance with the requirements of the Securities Act, the Exchange Act, and the Sarbanes-Oxley Act, as the case may be, and the rules and regulations thereunder. The JAC SEC Documents did not, and the Additional JAC SEC Documents will not, at the time they were or are filed, as the case may be, with the SEC (except to the extent that information contained in any JAC SEC Document or Additional JAC SEC Document has been or is revised or superseded by a later filed JAC SEC Document or Additional JAC SEC Document, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. As used in this Section 5.10, the term “file” shall be shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.

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Section 5.11. Litigation.

As of the date of this Agreement and as the Closing Date, (a) there is no suit, litigation, arbitration, claim, action, proceeding or investigation pending or, to JAC’s knowledge, threatened against JAC before any Governmental Entity which, and (b) JAC is subject to any outstanding order, writ, injunction or decree that, in either case, would, if finally determined pursuant to a final nonappealable judgment, have an adverse effect which is material to JAC, taken as a whole. JAC has not filed nor does it intend to file any suit, litigation, arbitration, claim or action against any other Person.

Section 5.12. Absence of Certain Payments.

As of the date of this Agreement and as the Closing Date,, neither JAC, nor to JAC’s knowledge, any representative, consultant or agent thereof acting on JAC’s behalf, has (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (iii) violated or is in violation of any provision of the Foreign Corrupt Practices Act of 1977; or (iv) made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment.

Section 5.13. Capitalization.

JAC’s authorized capital stock consists of 15,000,000 shares of JAC Common Stock, of which 1,819,482 shares are issued and are outstanding as of the date of this Agreement, and 1,000,000 shares of Preferred Stock, $.0001 par value, of which no shares are issued or outstanding as of the date of this Agreement. All the aforesaid issued and outstanding shares of JAC Common Stock are duly authorized, validly issued, fully paid and nonassessable. Except as set forth in the JAC SEC Documents, there are no outstanding preemptive, conversion or other rights, options, warrants or agreements granted or issued by or binding upon JAC for the purchase or acquisition of any shares of its capital stock.

Section 5.14. Compliance with Law.

JAC holds, as of the date hereof, all material permits, licenses, approvals, certificates and other authorizations of and from all, and have made all material declarations and filings with, Governmental Entities necessary for the lawful conduct of its business as presently conducted. As of the date of this Agreement, the business of JAC is operated in material compliance with all applicable laws, rules, regulations, codes, ordinances and orders of all applicable Governmental Entities. There is no suit, claim or action pending or, to JAC’s knowledge, threatened by any Governmental Entity with respect to any alleged material violation by of any law, rule, regulation, code, ordinance or order of any Governmental Entity.

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Section 5.15. Tax Matters.

(a) JAC has:

(i) duly and timely filed, or caused to be filed, in accordance with applicable law all Tax Returns which it has been required to file, each of which is true, correct and complete in all material respects, and

(ii) duly and timely paid in full, or caused to be paid in full, all Taxes due and payable by it on or prior to the Closing Date.

(b) No extension of time to file any JAC Tax Return, which JAC Tax Return has not since been filed in accordance with applicable law, has been filed. There is no power of attorney in effect with respect or relating to any JAC, JAC Tax or JAC Tax Return. Since January 1, 2016, JAC has not been a member of an affiliated group filing a consolidated return.

(c) JAC has complied in all respects with all applicable law relating to the deposit, collection, withholding, payment or remittance of any Tax (including, but not limited to, Code Section 3402).

(d) There is no lien for any Tax upon any asset or property of JAC (except for any statutory lien for any Tax not yet due).

(e) No Proceeding related to Taxes is pending, or to JAC’s knowledge, threatened or proposed with regard to JAC, JAC Tax or JAC Tax Return.

(f) No statute of limitations for any ongoing Proceeding relating to any JAC Tax or any JAC Tax Return has been modified, extended or waived.

(g) Any assessment, deficiency, adjustment or other similar item relating to any JAC Tax or JAC Tax Return has been reported to all Governmental Entities in accordance with applicable law.

(h) No jurisdiction where no JAC Tax Return has been filed or no JAC Tax has been paid has a currently outstanding claim for the payment of any JAC Tax or the filing of any JAC Tax Return.

(i) JAC is not required to include any item of income in, or exclude any item of deduction from, federal taxable income for any Tax period (or portion thereof) ending after the Closing Date, as a result of a change in method of accounting, any installment sale or open transaction, any prepaid amount, refund or credit.

(j) JAC is not a beneficiary of or otherwise participated in any reportable transaction within the meaning of Treasury Regulation Section 1.6011-4(b)(1).

(k) JAC has not distributed stock of another Person nor has its stock been distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code Section 355 or Code Section 361.

(l) JAC is not, a “United States real property holding corporation” within the meaning of Code Section 897(c)(2) at any time during the applicable period referred to in Code Section 897(c)(l)(A)(ii).

Section 5.16. Employee Benefit Plans.

JAC does not maintain, sponsor or contribute to any material benefit, retirement, employment, compensation, incentive, stock option, restricted stock, stock appreciation right, phantom equity, change in control, severance, vacation, paid time off, fringe-benefit agreement, plan, policy or program covering any of its employees, former employees, current or former directors or the beneficiaries or dependents of any such Persons.

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Section 5.17. Material Contracts.

JAC is not a party to any material contract which has not been filed as an exhibit to a JAC SEC Document and has not conducted any business since its date of organization.

Section 5.18. Issuance of Exchange Shares.

All of the Exchange Shares to be issued and delivered to the Stockholders in accordance with Section 2.1 shall be, upon issuance and delivery of such Exchange Shares, fully paid and non-assessable, free and clear of all Liens, other than restrictions arising from applicable securities Laws, the applicable Lock-Up Agreement and any Liens incurred by the Company or any Stockholder, and the issuance and sale of such Exchange Shares pursuant hereto will not be subject to or give rise to any preemptive rights or rights of first refusal.

Section 5.19. Independent Investigation.

JAC has conducted its own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of the Company and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Company for such purpose. JAC acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, it has relied solely upon its own investigation and the express representations and warranties of the Company set forth in Section 3 (including the related portions of the applicable Schedules) and the express representations and warranties of each of the Stockholders set forth in Section 4 (including the related portions of the applicable Schedules); and (b) none of the Company, the Stockholders nor any of their respective Representatives have made any representation or warranty as to the Company, or this Agreement, except as expressly set forth in Section 3 or Section 4 (including the related portions of the applicable Schedules).

ARTICLE 6

COVENANTS

Section 6.1. Conduct of Business of the Company and JAC.

(a) Except as contemplated by this Agreement, from and after the date hereof until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms (the “Pre-Closing Period”), JAC and the Company shall, and shall cause each of their respective Subsidiaries to, except as set forth on Schedule 6.1(b) or as consented to in writing by Stockholders (in the case of JAC) and JAC (in the case of the Company) (in each case, which consent shall not be unreasonably withheld, conditioned or delayed), (i) conduct its business in the ordinary and regular course in substantially the same manner heretofore conducted (including any conduct that is reasonably related, complementary or incidental thereto) and (ii) use commercially reasonable efforts to preserve substantially intact its business organization and to preserve the present commercial relationships with key Persons with whom it does business.

(b) Except as otherwise contemplated by this Agreement, as required by applicable law or as set forth in Schedule 6.1(b), the Company shall not do or cause to be done any of the following without the prior consent of JAC (which consent shall not be unreasonably withheld, conditioned or delayed):

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(i) issue (A) any equity securities of or any equity interest in the Company; or (B) any options, warrants, rights of conversion or other rights, agreements, arrangements or commitments obligating the Company to issue, deliver or sell any equity securities of or any equity interest in the Company;

(ii) (A) obtain or incur any Funded Indebtedness in excess of $100,000 (other than pursuant to the Company’s Credit Facilities existing as of the date hereof up to an amount not to exceed the facility limit applicable to each such credit facility as of the date hereof) or (B) create any Lien on any assets or properties (whether tangible or intangible) of the Company, other than Permitted Liens;

(iii) sell, assign, transfer, lease, license or otherwise dispose of, or agree to sell, assign, transfer, lease, license or otherwise dispose of, any of the material fixed assets of the Company having a value in excess of $100,000;

(iv) acquire (by merger, consolidation or combination, or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof;

(v) except in the ordinary course of business, enter into or amend, terminate or extend (other than as a result of automatic renewals and extensions set forth therein) any Material Contract or Material Lease, or waive, release, assign or fail to enforce any material rights or claims under any such Material Contract or Material Lease;

(vi) (A) enter into or amend any employment, deferred compensation, severance or similar agreement, except any employment agreement providing for annual base salary of less than $100,000 per annum; (B) increase the compensation payable, or to become payable, by the Company to directors or officers of the Company; (C) pay or make provision for the payment of any bonus, stock option, stock purchase, profit sharing, deferred compensation, pension, retirement or other similar payment or arrangement to any employee of the Company, or any director or officer of the Company; or (D) other than as required by applicable law, rule or regulation, increase the coverage or benefits available under any employee benefit plan, payment or arrangement made to, for or with any director, officer, employee of any Company, agent or representative, other than, in the case of each of clauses (A) through (D), increases, payments or provisions which are made in the ordinary course of business consistent with past practice, or which are made pursuant to a contractual obligation in existence as of the date of this Agreement;

(vii) make any capital expenditures in excess of $100,000 individually or $200,000 in the aggregate;

(viii) adopt or materially change any method of financial or Tax accounting or financial or Tax accounting practice used by the Company, other than as required by GAAP or applicable law;

(ix) allow any material insurance policy of the Company to lapse uncured;

(x) effect or agree to any change, other than in the ordinary course of business with regard to any material practices or terms, including payment terms, with respect to the Company customers or suppliers listed on Schedule 3.20;

(xi) waive, release, assign, settle or compromise any material rights, claims or litigation (including relating to any confidentiality agreement) with a value in excess of $100,000;

(xii) amend the Governing Documents of the Company;

(xiii) adopt or effect a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization; or

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(xiv) enter into any agreement to take, or cause to be taken, any of the actions set forth in this Section 6.1(b).

(c) Except as otherwise contemplated by this Agreement, as required by applicable law or as set forth in Schedule 6.1(c), JAC shall not do or cause to be done any of the following without the prior consent of Stockholders (which consent shall not be unreasonably withheld, conditioned or delayed):

(i) issue (A) any shares, capital stock or other securities; or (B) any options, warrants, rights of conversion or other rights, agreements, arrangements or commitments obligating JAC to issue, deliver or sell any shares, capital stock or other securities, except that JAC may conduct a private offering of securities in an aggregate amount of up to $3,000,000 and/or arrange for backstop financing to replace funds in the Trust Account in the aggregate amount of up to $3,000,000 and pay commissions of up to ten percent (10%) with respect to each of such transactions;

(ii) adopt or proposed any amendment to the Governing Documents of JAC or any of its Subsidiaries; or

(iii) acquire any capital stock, membership interest, partnership interest, joint venture interest or other equity or other interest in any Person, or merge, consolidate or adopt a plan or scheme of arrangement with, or purchase a substantial portion of the assets of any Person or any division or business thereof;

(iv) create, issue, deliver, pledge or sell, or propose or authorize the creation, issuance, delivery, pledge or sale of, or grant any options or other awards with respect to any capital stock or other equity securities, or make any other agreements with respect to, any of its shares of capital stock or any other securities or adopt or implement any stockholder or member rights plan;

(v) as applicable, split, combine, divide, subdivide, reclassify or redeem, purchase or otherwise acquire, or propose to redeem or purchase or otherwise acquire, any shares of its capital stock or any other securities;

(vi) increase in any manner the compensation or benefits payable or to become payable to any Founder;

(vii) adopt or effect a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization; or

(viii) enter into any agreement to take, or cause to be taken, any of the actions set forth in this Section 6.1(c) or publicly recommend, publicly propose or publicly announce an intention to do any of the foregoing.

Section 6.2. Certain Tax Matters.

All sales, use, value added, transfer, stamp, registration, real property transfer or similar Taxes (“Transfer Taxes”) arising in connection with the transfer of the Company Shares hereunder shall be borne by the Stockholders and JAC on a fifty-fifty basis. The Party responsible under applicable law for filing any Tax Return with respect to Transfer Taxes shall file such Tax Return required to be filed to report Transfer Taxes imposed on or with respect to the transactions contemplated by this Agreement. All Parties shall use commercially reasonable efforts to avail themselves of any available exemptions from any such Taxes, and to cooperate with the other Parties in providing any information and documentation that may be necessary to obtain such exemptions.

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Section 6.3. Access to Information.

(a) During the Pre-Closing Period, upon reasonable notice, and subject to restrictions contained in the confidentiality agreements to which the Company is subject, the Company shall, provide to JAC, and its authorized Representatives during normal business hours reasonable access to all books and records of the Company reasonably requested (in a manner so as to not interfere with the normal business operations of the Company); provided that (a) such access shall occur in such a manner as the Company reasonably determines to be appropriate to protect the confidentiality of the transactions contemplated by this Agreement and (b) all requests for such access shall be directed to a Designated Contact. All of such information provided to JAC, or any of its Affiliates or Representative shall be treated as confidential information pursuant to the terms of the Confidentiality Agreement, the provisions and restrictions of which are by this reference hereby incorporated herein and expressly made applicable to and enforceable against JAC.

(b) During the Pre-Closing Period, upon reasonable notice, JAC shall to provide to the Company, and its authorized Representatives during normal business hours reasonable access to all books and records of JAC reasonably requested (in a manner so as to not interfere with the normal business operations of JAC); provided that (a) such access shall occur in such a manner as JAC reasonably determines to be appropriate to protect the confidentiality of the transactions contemplated by this Agreement and (b) all requests for such access shall be directed to a Designated Contact. All of such information provided to the Company, or any of its Affiliates or Representatives shall be treated as confidential information pursuant to the terms of the Confidentiality Agreement, the provisions and restrictions of which are by this reference hereby incorporated herein and expressly made applicable to and enforceable against JAC.

Section 6.4. Efforts to Consummate; Regulatory Matters.

(a) Subject to the terms and conditions herein provided, each Party shall cooperate with the other Parties and use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable laws, rules and regulations to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement (including the satisfaction, but not waiver, of the closing conditions set forth in ARTICLE 7).

(b) Each Party shall use reasonable commercially reasonable to obtain all consents, permits and other authorizations of all Governmental Entities (including all state securities law or “Blue Sky” permits and approvals) necessary to consummate the transactions contemplated by this Agreement.

(c) Subject to the terms hereof, each Party shall use its commercially reasonable efforts to furnish each other with all pertinent information concerning itself, its Affiliates, its Representatives and shareholders and interest holders, and such other matters as may be reasonably necessary or advisable in connection with any schedule, statement, filing, notice or application made by or on behalf of any Party or its Affiliates to any Governmental Entity in connection with the transactions contemplated by this Agreement and the Ancillary Agreements. Each Party shall promptly advise the other Parties upon their or any of their Subsidiaries receiving any communication from any Governmental Entity whose consent or approval is required for consummation of the transactions contemplated by this Agreement and the Ancillary Agreements that causes the affected Party to believe that there is a reasonable likelihood that any approval of such Governmental Entity will not be obtained or that the receipt of any such approval will be materially delayed.

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(e) In the event any claim, action, suit, investigation or other proceeding by any Governmental Entity or other Person is commenced which questions the validity or legality of the transactions contemplated hereby or seeks damages in connection therewith, the Parties agree to cooperate and use their commercially reasonable efforts to defend against such claim, action, suit, investigation or other proceeding and, if an injunction or other order is issued in any such action, suit or other proceeding, to use their commercially reasonable efforts to have such injunction or other order lifted, and to cooperate reasonably regarding any other impediment to the consummation of the transactions contemplated hereby.

Section 6.5. The Proxy.

(a) As promptly as practicable after the date hereof JAC shall file a proxy statement relating to the Offer and the Business Combination contemplated hereby with the SEC (as amended or supplemented from time to time, the “Proxy Statement”) and provide its stockholders with the opportunity to redeem their shares in conjunction with a stockholder vote on the Business Combination and other transactions contemplated under this Agreement and the Ancillary Agreements, all in accordance with and as required by JAC’s Governing Documents (including the Prospectus and the Certificate of Incorporation), any related agreements with the Founders, applicable law, and any applicable rules and regulations of the SEC and Nasdaq. To this end, JAC with provide the Company prior to filing copies of the draft proxy statements and a reasonable opportunity to comment on and consult with respect thereto.

(b) Without limitation, in the Proxy Statement, JAC shall (i) seek (A) adoption and approval of this Agreement by the holders of JAC Common Stock in accordance with applicable law and exchange rules and regulations, (B) to elect five (5) directors, three (3) of whom shall be designated by the Company and two (2) of whom shall be designated by the JAC Board (the “JAC Designees”), and (C) to amend its certificate of incorporation to increase its authorized number of shares of JAC Common Stock to a number of shares mutually acceptable to the Company and JAC and change the name of JAC to a name mutually acceptable to the Company and JAC, and (ii) file with the SEC financial and other information about the transactions contemplated by this Agreement in accordance with the proxy Solicitation rules promulgated under the Exchange Act and the Certificate of Incorporation) (such Proxy Statement and the documents included or referred to therein pursuant to which the Offer will be made, together with any supplements, amendments and/or exhibits thereto, the “Offer Documents”). When filed, the Proxy Statement and other Offer Documents will comply in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder. JAC shall cause the Offer Documents to be disseminated as promptly as practicable to JAC’s equityholders as and to the extent such dissemination is required by United States federal securities laws and the rules and regulations of the SEC and Nasdaq promulgated thereunder or otherwise (the “Federal Securities Laws”). The Company shall provide to JAC all information concerning the Company that may be required by Federal Securities Laws or reasonably requested by JAC for inclusion in the Proxy Statement as soon as practicable after such information is requested by JAC and shall use commercially reasonable efforts to provide all audited financial statements of the Company and the Company by December 31, 2018. JAC shall cause the Offer Documents to comply in all material respects with the Federal Securities Laws. JAC shall provide copies of the proposed forms of the Offer Documents (including any amendments or supplements thereto) to Stockholders and the Company within a reasonable time prior to the dissemination or filing thereof (but no less than five business days prior to the anticipated filing date) for review and comment by Stockholder and the Company and their respective Representatives, and shall not file any such documents without reflecting the comments of such Persons or to which such persons reasonably object. JAC and the Company shall respond promptly to any comments of the SEC or its staff with respect to the Offer or the Offer Documents and promptly correct any information provided by it for use in the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect or as otherwise required by the Federal Securities Laws. JAC shall amend or supplement the Offer Documents and cause the Offer Documents, as so amended or supplemented, to be filed with the SEC and to be disseminated to the holders of shares of JAC Common Stock, in each case as and to the extent required by the Federal Securities Laws and subject to the terms and conditions of this Agreement and JAC’s Governing Documents. JAC shall promptly provide Stockholders, the Company and their respective Representatives with copies of any written comments, and shall inform them of any material oral comments, that JAC, or any of their respective Representatives receive from the SEC or its staff with respect to the Offer or the Offer Documents promptly after the receipt of such comments and shall give Stockholder and the Company a reasonable opportunity under the circumstances to review and comment on any proposed written or material oral responses to such comments. JAC shall use commercially reasonable efforts to cause the Proxy Statement to “clear” comments from the SEC and its staff and to permit Stockholder, the Company and their respective Representatives to participate with JAC, or their respective Representatives in any discussions or meetings with the SEC and its staff.

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(c) Notwithstanding anything to the contrary in this Agreement or any Ancillary Agreement, JAC shall consult with Stockholders prior to publicly filing any Schedules, Annexes or Exhibits to this Agreement in order to determine whether such filing is required by any applicable laws, rules, regulations, codes or ordinances of applicable Governmental Entities.

Section 6.6. Third Party Consents.

(a) Prior to the Closing, and as necessary, following the Closing, the Stockholders shall use their commercially reasonable efforts, and shall prior to the Closing cause the Company to, use its commercially reasonable efforts to (i) notify any third parties who are required by any Material Contract or Material Lease to be notified of the transactions contemplated hereby, (ii) obtain all necessary consents, approvals or waivers from third parties (“Consents”) under any Material Contract or Material Lease (provided that grant of such Consent is not subject to any restrictions or other requirements that would adversely affect the business of the Company so that none of the effects set forth in Section 3.5(x) have or will occur as a result of the execution, delivery and performance of this Agreement and the other agreements contemplated hereby by the Stockholders or the Company or the consummation of the transactions contemplated hereby) and (iii) satisfy any legal requirement necessary for the consummation of the transactions contemplated by this Agreement, as promptly as possible after the date hereof. In furtherance of the foregoing, JAC shall cooperate and use all commercially reasonable efforts to assist the Stockholders in obtaining such Consents and agrees to provide such assurances as to financial capability, resources and creditworthiness as may be reasonably requested by any third party whose consent is sought hereunder.

(b) Without limiting JAC’s obligations set forth in this Agreement, prior to the Closing, JAC shall use its commercially reasonable efforts to (i) notify any third parties who are required to be notified of the transactions contemplated hereby, and (ii) satisfy any legal requirement necessary for the consummation of the transactions contemplated by this Agreement, as promptly as possible after the date hereof.

Section 6.7. Notice.

Prior to the Closing, (a) the Stockholders and the Company shall promptly notify JAC in writing of all events, circumstances, facts and occurrences arising subsequent to the date of this Agreement which would result in a breach of any representation or warranty or covenant of the Stockholders or the Company in this Agreement such that any of the conditions contained in Section 7.2(a) or Section 7.2(b) would not be satisfied and (b) JAC shall promptly notify Stockholders and the Company in writing of all events, circumstances, facts and occurrences arising subsequent to the date of this Agreement which would result in a breach of any representation or warranty or covenant of JAC in this Agreement such that any of the conditions contained in Section 7.3(a) or Section 7.3(b) would not be satisfied.

Section 6.8. Public Announcements.

JAC, on the one hand, and the Stockholders and the Company, on the other hand, shall consult with one another and seek one another’s written approval before issuing any Reviewable Document, and shall not, and shall cause their respective Affiliates not to, issue any such Reviewable Document prior to such consultation and approval; provided that each Party may make any such announcement which it in good faith believes, based on advice of counsel, is necessary or advisable in connection with any requirement of law or regulation or rule of any applicable national securities exchange, it being understood and agreed that each Party shall provide the other Parties with copies of any such announcement in advance of such issuance; provided, further, that each Party may make internal announcements to their respective employees that are not inconsistent in any material respects with the Parties’ prior public disclosures regarding the transactions contemplated hereby. Notwithstanding anything to the contrary in this Agreement or the Confidentiality Agreement, in no event shall either this Section 6.8 or any provision of the Confidentiality Agreement limit disclosure by Stockholders or any of their Affiliates (which, after the Closing, shall not include the Company) to any direct or indirect investors in any such Person, as applicable, or in connection with normal fund raising and related marketing or informational or reporting activities of Stockholder or any such Affiliate. Any language included in a Reviewable Document that reflects the comments of the reviewing party, as well as any text as to which the reviewing party has not commented upon after being given a reasonable opportunity to comment, shall be deemed to have been approved by the reviewing party and may henceforth be used by the other party in other Reviewable Documents and in other documents distributed by the other party in connection with the transactions contemplated by this Agreement without further review or consent of the reviewing party.

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Section 6.9. Exclusive Dealing.

(a) During the Pre-Closing Period, the Company and Stockholders shall not take, nor shall they permit any of their respective officers, directors, employees, representatives, consultants, financial advisors, attorneys, accountants or other agents to take, any action to solicit, encourage, initiate or engage in discussions or negotiations with, or provide any information to or enter into any agreement with any Person (other than JAC and/or their respective Affiliates) concerning any purchase of any of the Company’s equity securities or any merger, sale of substantial assets or similar transaction involving the Company, other than assets sold in the ordinary course of business, the purchase and sale of the Common Shares contemplated hereby.

(b) During the Pre-Closing Period, JAC shall not take, nor shall they permit any of their respective officers, directors, employees, representatives, consultants, financial advisors, attorneys, accountants or other agents to take, any action to solicit, encourage, initiate or engage in discussions or negotiations with, or provide any information to or enter into any agreement with any Person (other than the Company and/or its Affiliates) concerning the acquisition of any operating business, merger, or acquisition of substantial assets or similar transaction involving JAC.

Section 6.10. Documents and Information.

After the Closing Date, JAC and the Company shall, until the fourth anniversary of the Closing Date, retain all books, records and other documents pertaining to the business of the Company in existence on the Closing Date and make the same available for inspection and copying by the Stockholders during normal business hours of the Company upon reasonable request and upon reasonable notice. No such books, records or documents shall be destroyed after the seventh anniversary of the Closing Date by JAC without first advising the Stockholders in writing and giving the Stockholders a reasonable opportunity to obtain possession thereof. Each Party shall cooperate in the defense of any action or inquiry relating to periods prior to the Closing Date and each shall provide access to properties and individuals as reasonably requested and furnish or cause to be furnished records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals as may reasonably be requested by another Party in connection therewith.

Section 6.11. Contact with Customers, Suppliers and Other Business Relations.

During the Pre-Closing Period, JAC hereby agrees that (other than with respect to the Designated Contacts) JAC is not authorized to and shall not (and shall not permit any of its employees, agents, representatives or Affiliates to) contact any partner, member, equityholder (other than the Stockholders), officer, director, employee, customer, supplier, distributor, joint-venture partner, lessor, lender or other material business relation of the Company regarding the Company, its business or the transactions contemplated by this Agreement, in each case, without the prior written consent of the Company or the Stockholders.

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Section 6.12. Affiliated Transactions.

Except as noted in such schedule, the Company shall cause all of the contracts and agreements which are required to be set forth in Schedule 3.18 (regardless of whether they are, in fact, so listed) to be terminated at or prior to the Closing.

Section 6.13. No JAC Common Stock Transactions; Listing.

Neither the Company, Stockholders nor any of their respective Affiliates, directly or indirectly, shall engage in any transactions involving the securities of JAC prior to the time of the making of a public announcement of the transactions contemplated by this Agreement or if earlier, the termination of this Agreement. The Company shall use commercially reasonable to require each of its officers, directors, employees, agents, advisors, and representatives, to comply with the foregoing sentence. From the date of this Agreement through the Closing, JAC shall take all reasonable efforts which are necessary or reasonably desirable for JAC to remain listed as a public company on, and for shares of JAC Common Stock to be tradable over, the applicable Nasdaq market(s).

Section 6.14. No Claim Against Trust Account.

The Company and each that JAC has established the Trust Account for the benefit of JAC’s public shareholders and that prior to the Closing, JAC may disburse monies from the Trust Account only (a) to JAC’s public shareholders in the event they elect to have their shares redeemed in accordance with JAC’s Charter Documents and/or the liquidation of JAC and (b) to pay income and franchise tax obligations from interest income earned in the Trust Account. The Company and Stockholder further acknowledge that, if the transactions contemplated by this Agreement (or, upon termination of this Agreement, another Business Combination) are not consummated by July 2, 2019 (as such date may be extended by a vote of JAC’s stockholders), JAC will be obligated to return to its shareholders the amounts being held in the Trust Account, unless such date is otherwise extended to a later date pursuant to the terms of the Certificate of Incorporation. Accordingly, the Company and each Stockholder, for each of itself, himself, herself and the subsidiaries, affiliated entities, directors, officers, employees, shareholders, representatives, advisors of the Company and all other associates and Affiliates, hereby waive all rights, title, interest or claim of any kind against JAC to collect from the Trust Account any monies that may be owed to them by JAC for any reason whatsoever, including a breach of this Agreement by JAC or any negotiations, agreements or understandings with JAC (whether in the past, present or future), and will not seek recourse against the Trust Account at any time for any reason whatsoever, in each case except as expressly contemplated by this Agreement (including the remedies provided in Section 10.12). This paragraph will survive the termination of this Agreement for any reason.

Section 6.15. JAC Borrowings.

Through the Closing, JAC shall be allowed to borrow funds from its directors, officers, shareholders and/or their respective affiliates to meet its reasonable capital requirements, with any such loans to be made only as reasonably required by the operation of JAC in due course on a non-interest bearing basis and repayable at Closing (or convertible into JAC Common Stock); provided, however, that JAC’s directors, officers, shareholders and their respective affiliates may loan funds to JAC for deposit in the Trust Account to fund the extension of the date by which JAC must complete its initial business combination and such loans may be interest bearing. The proceeds of such loans shall not be used for the payment of salaries, bonuses or other compensation to any of JAC’s directors, officers or shareholders.

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ARTICLE 7

CONDITIONS TO CONSUMMATION OF

THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT

Section 7.1. Conditions to the Obligations of the Company, JAC and Stockholders.

The obligations of the Parties to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or, if permitted by applicable law, waiver by the Parties) of the following conditions:

(a) no statute, rule, regulation, executive order, decree, temporary restraining order, preliminary or permanent injunction or other order issued by any court or other Governmental Entity of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the transactions contemplated by this Agreement shall be in effect and no proceeding or lawsuit shall have been commenced by any Governmental Entity for the purpose of obtaining any such order, decree, injunction, restraint or prohibition; provided, however, that no Party shall be entitled to invoke this condition unless the Party shall have used commercially reasonable efforts to prevent the entry of any such injunction or other order or the commencement of any such proceeding or lawsuit and to appeal as promptly as possible any injunction or other order that may be entered;

(b) the Offer being completed in accordance with the terms hereof and the Offer Documents; and

(c) JAC shall have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) on a consolidated basis remaining after the closing of the Offer and the Exchange;

(d) all Consents shall have been obtained;

(e) JAC shall be in compliance with all continued listing requirements with The Nasdaq Stock Market (or shall have received a waiver of such requirements or an extension of time to regain compliance); and

(f) JAC shall have completed its due diligence investigation of the Company (including the contents of the Schedules), and shall be reasonably satisfied with the results of such investigation, and this Agreement and the transactions contemplated hereby shall have been approved by the JAC Board of Directors.

Section 7.2. Other Conditions to the Obligations of JAC.

The obligations of JAC to consummate the transactions contemplated by this Agreement are subject to the satisfaction or, if permitted by applicable law, waiver by JAC of the following further conditions:

(a) the representations and warranties of the Company set forth in ARTICLE 3 hereof and Stockholders set forth in ARTICLE 4 hereof shall be true and correct in all material respects as of the Closing Date as though made on and as of the Closing Date (except, in each case, to the extent such representations and warranties are made on and as of a specified date, in which case the same shall be so true and correct as of the specified date).

(b) the Stockholders and the Company shall have performed and complied in all material respects with all covenants required to be performed or complied with by the Company under this Agreement at or prior to the Closing;

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(c) JAC shall have received an opinion from an investment banking firm that the transactions contemplated by this Agreement are fair, from a financial point of view, to the stockholders of JAC (the “Fairness Opinion”);

(d) JAC shall be reasonably satisfied with the contents of the Schedules to this Agreement delivered after the date hereof pursuant to Article 3;

(e) The Company shall have an amount of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) on a consolidated basis after giving effect to closing of the Offer and Exchange as of the Closing Date;

(f) Since the date of this Agreement, no Company Material Adverse Effect shall have occurred, which has not been waived;

(g) prior to or at the Closing, the Company shall have delivered the following closing documents:

(i) a certificate of an authorized officer of the Company, dated as of the Closing Date, to the effect that the conditions specified in Section 7.2(a) and Section 7.2(b) have been satisfied by the Company and the Stockholders, as applicable;

(ii) a certified copy of the resolutions of the Company’s board of directors, other governing body or group of equityholders, as applicable, authorizing the execution and delivery of the Agreement and the consummation of the transactions contemplated hereby; and

(iii) the Lock-Up Agreement duly executed by each Stockholder.

Section 7.3. Other Conditions to the Obligations of the Company and Stockholders.

The obligations of the Company and Stockholders to consummate the transactions contemplated by this Agreement are subject to the satisfaction or, if permitted by applicable law, waiver by the Company and/or Stockholders of the following further conditions:

(a) the representations and warranties of JAC set forth in ARTICLE 5 hereof shall be true and correct in all material respects as of the Closing Date as though made on and as of the Closing Date (except, in each case, to the extent such representations and warranties are made on and as of a specified date, in which case the same shall be so true and correct as of the specified date;

(b) JAC shall have performed and complied in all material respects with all covenants required to be performed or complied with by JAC under this Agreement on or prior to the Closing;

(c) since the date of this Agreement, no JAC Material Adverse Effect shall have occurred and be continuing;

(d) JAC shall have discharged the JAC Obligations in compliance with the terms of Section 2.8; and

(e) prior to or at the Closing, JAC shall have delivered the following closing documents:

(i) certificates evidencing the Exchange Shares, duly executed by officers of JAC;

(ii) a certificate of an authorized officer of JAC, dated as of the Closing Date, to the effect that the conditions specified in Section 7.3(a) and Section 7.3(b) have been satisfied;

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(iii) a certified copy of the resolutions of the JAC Board authorizing the execution and delivery of the Agreement and the consummation of the transactions contemplated hereby; and

(iv) written resignations of each of the officers and directors of JAC set forth on Schedule 7.3(e)(iv).

Section 7.4. Frustration of Closing Conditions.

No Party may rely on the failure of any condition set forth in this ARTICLE 7 to be satisfied if such failure was caused by such Party’s failure to use the efforts to cause the Closing to occur required by Section 6.4.

ARTICLE 8

TERMINATION; AMENDMENT; WAIVER

Section 8.1. Termination.

This Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned at any time prior to the Closing:

(a) by mutual written consent of JAC and the Company;

(b) by JAC, if any of the representations or warranties of the Company set forth in ARTICLE 3 or the representations and warranties of the Stockholders set forth in ARTICLE 4 shall not be true and correct such that the condition to Closing set forth in Section 7.2(a) would not be satisfied; provided that, prior to any termination of this Agreement under this Section 8.1(b), the Company and Stockholders shall be entitled to cure any such breach during a thirty (30) day period following receipt of written notice from JAC to the Stockholders of such breach (it being understood that JAC may not terminate this Agreement pursuant to this Section 8.1(b) if such breach by the Company or the Stockholders is cured during such thirty (30) day period so that such condition would then be satisfied);

(c) by the Company, if any of the representations or warranties of JAC set forth in ARTICLE 5 shall not be true and correct such that the condition to Closing set forth in Section 7.3(a) would not be satisfied; provided that, prior to any termination of this Agreement under this Section 8.1(c), JAC shall be entitled to cure any such breach during a thirty (30) day period following receipt of written notice from Stockholders to JAC of such breach (it being understood that the Company may not terminate this Agreement pursuant to this Section 8.1(c) if such breach by JAC is cured during such thirty (30) day period so that such condition would then be satisfied);

(d) by either the Company or JAC, if the transactions contemplated by this Agreement shall not have been consummated on or prior to July 2, 2019 (the “Outside Date”); provided, that the right to terminate this Agreement pursuant to this Section 8.1(d) shall not be available to any Party if the failure to consummate the transactions contemplated by this Agreement is the result of a breach by such Party of its representations, warranties, obligations or covenants under this Agreement; and

(e) by either JAC or the Company, if any Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree or ruling or other action shall have become final and non-appealable.

Section 8.2. Effect of Termination.

In the event of the termination of this Agreement pursuant to Section 8.1, this entire Agreement shall forthwith become void (and there shall be no liability or obligation on the part of any Party, its Affiliates, or their respective officers, directors or equityholders) with the exception of (a) the provisions of this Section 8.2, Section 8.3 and ARTICLE 10, and (b) any liability of any Party for any willful and material breach of the covenants and agreements set forth in this Agreement (which, for the avoidance of doubt and without limiting any Party’s rights hereunder (including any rights to specific performance pursuant to Section 10.13) shall be deemed to include any willful failure by JAC to, when required, consummate the transactions contemplated by this Agreement) prior to such termination. For purposes of this Section 8.2, “willful” shall mean a breach that is a consequence of an act undertaken by the breaching party with the knowledge that the taking of such act would, or would be reasonably expected to, cause a breach of this Agreement.

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Section 8.3. Termination Payment.

(a) If this Agreement is terminated by JAC pursuant to Section 8.1(b), then the Company shall pay to JAC a termination fee in the amount of $300,000 within five (5) days of receipt of written notice of such termination. Payment to JAC of the Termination Fee pursuant to this Section 8.3(a) will constitute the payment of liquidated damages as JAC’s sole and exclusive remedy under such circumstances.

(b) If this Agreement is terminated by the Company pursuant to Section 8.1(c), then JAC shall pay to the Company a termination fee in the amount of $300,000 within five (5) days of receipt of written notice of such termination. Payment to the Company of the Termination Fee pursuant to this Section 8.3(b) will constitute the payment of liquidated damages as the Company’s sole and exclusive remedy under such circumstances.

(c) If this Agreement is terminated by JAC or the Company pursuant to Section 8.1(d) and the failure to either consummate the transaction in the case of Section 8.1(d) or complete the Offer in the case of Section 8.1(f) is the result of a delay caused solely by the Company, then the Company shall pay to JAC a termination fee in the amount of $300,000 within five (5) days of receipt of written notice of such termination. Payment to JAC of the Termination Fee pursuant to this Section 8.3(c) will constitute the payment of liquidated damages as JAC’s sole and exclusive remedy under such circumstances.

(d) If this Agreement is terminated by JAC or the Company pursuant to Section 8.1(d) and the failure to either consummate the transaction in the case of Section 8.1(d) is the result of a delay caused solely by JAC, then JAC shall pay the Company a Termination Fee in the amount of $300,000 within five (5) days of receipt of written notice of such termination. Payment to the Company of the Termination Fee pursuant to this Section 8.3(d) will constitute the payment of liquidated damages as the Company’s sole and exclusive remedy under such circumstances.

(e) If this Agreement is terminated by JAC pursuant to Section 8.1(d) and (i) the failure to either consummate the transaction in the case of Section 8.1(d) is not the result of a delay caused solely by the Company and (ii) JAC initiates an alternate transaction (an “Alternate Transaction”) with another operating company within 6 months of such termination, then JAC shall pay to the Company a Termination Fee in the amount of $300,000 within five (5) after the date a filing with respect to the closing of such Alternate Transaction is filed with the SEC. Payment to the Company of the Termination Fee pursuant to this Section 8.3(e) will constitute the payment of liquidated damages as the Company’s sole and exclusive remedy under such circumstances.

Section 8.4. Amendment.

This Agreement may be amended or modified only by a written agreement executed and delivered by duly authorized officers of the Parties. This Agreement may not be modified or amended except as provided in the immediately preceding sentence and any purported amendment by any Party or Parties effected in a manner which does not comply with this Section 8.4 shall be void.

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Section 8.5. Extension; Waiver.

Subject to Section 8.1(d), at any time prior to the Closing, the Stockholders (on behalf of themselves and the Company) may (a) extend the time for the performance of any of the obligations or other acts of JAC contained herein, (b) waive any inaccuracies in the representations and warranties of JAC contained herein or in any document, certificate or writing delivered by JAC pursuant hereto or (c) waive compliance by JAC with any of the agreements or conditions contained herein. Subject to Section 8.1(d), at any time prior to the Closing, JAC may (i) extend the time for the performance of any of the obligations or other acts of the Company or the Stockholders contained herein, (ii) waive any inaccuracies in the representations and warranties of the Company or the Stockholders contained herein or in any document, certificate or writing delivered by the Company or Stockholders pursuant hereto or (iii) waive compliance by the Company or the Stockholders with any of the agreements or conditions contained herein. Any agreement on the part of any Party to any such extension or waiver shall be valid only if set forth in a written instrument duly authorized and executed on behalf of such Party. No course of dealing or other failure of any Party to assert any of its rights hereunder shall constitute a waiver of such rights.

ARTICLE 9

INDEMNIFICATION

Section 9.1. Survival of Representations, Warranties and Covenants.

All of the representations and warranties, covenants and agreements contained herein shall survive the Closing and remain in full force and effect for the Survival Period; provided, however, that in all cases, (a) representations and warranties in respect of which an indemnification claim shall be pending as of the end of the applicable period referred to above shall survive with respect to such indemnification claim until the final disposition thereof and (b) all covenants and agreements that contemplate performance following the Closing shall survive in accordance with their respective terms as provided in this Agreement.

Section 9.2. Indemnification.

(a) Indemnification by Stockholders. Subject to the other provisions of this ARTICLE 9, from and after the Closing, the Stockholders (the “Stockholders Indemnifying Party”), severally and not jointly, shall indemnify JAC, and each of its Affiliates and each of its respective Representatives, and successors and assigns, as the case may be (the “JAC Indemnified Parties”) and hold each of them harmless from and against, and reimburse and pay each of them as actually incurred with respect to, any and all losses, liabilities, obligations, damages, deficiencies, actions, suits, proceedings, demands, assessments, judgments, penalties, diminutions in value, lost earnings, costs and expenses, including reasonable attorneys’ fees and costs of investigation, suffered or paid by them (collectively, “Losses”) as a result and to the extent arising out of: (i) any breach of any representations or warranties by the Company or any Stockholder; and (ii) any breach by the Company or any Stockholder of any of its covenants or agreements contained in this Agreement that are required to be performed prior to the Closing Date (“JAC Indemnifiable Claims”). The JAC Indemnified Parties shall not be entitled to indemnification (which may be asserted by the JAC Representative on behalf of JAC and the JAC Indemnified Parties) under this ARTICLE 9 (other than with respect to JAC Indemnifiable Claims under clauses (ii) or (iii) above) unless the aggregate of all of the Indemnifying Party’s obligations to indemnify the JAC Indemnified Parties pursuant to this ARTICLE 9 exceeds $1,000,000 (the “Basket”), and once this threshold has been exceeded, the Indemnifying Party shall indemnify the JAC Indemnified Parties for all of such obligations, subject to the limitations set forth in Section 9.3 hereof.

(b) Indemnification by JAC. Subject to the other provisions of this ARTICLE 9, from and after the Closing, JAC (the “JAC Indemnifying Party” and collectively with the Stockholders Indemnifying Parties, the “Indemnifying Parties”) shall indemnify the Stockholders and each of their Affiliates and each of their respective Representatives, and successors and assigns, as the case may be (the “Stockholders Indemnified Parties” and together with the JAC Indemnified Parties, the “Indemnified Parties”) and hold each of them harmless from and against, and reimburse and pay each of them as actually incurred with respect to, any and all Losses as a result and to the extent of a Third Party Claim arising out: (i) any breach of any representations or warranties by JAC and (ii) any breach by JAC of any of its covenants or agreements contained in this Agreement (“Stockholders Indemnifiable Claims”, and collectively with the JAC Indemnifiable Claims, “Indemnifiable Claims”).

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Section 9.3. Limitations on Indemnification.

(a) Other than with respect to Losses which were the result of fraud, a breach of a Company Fundamental Representation or a breach of a JAC Fundamental Representation, the maximum amount the Indemnified Parties shall be entitled to recover in the aggregate with respect to any and all Indemnifiable Claims shall be $7,200,000. IN NO EVENT WILL THE COMPANY OR JAC BE LIABLE FOR ANY INDIRECT, SPECIAL, CONSEQUENTIAL OR INCIDENTAL DAMAGES, HOWEVER CAUSED, EVEN IF A PARTY HAS BEEN IS ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

(b) Notwithstanding anything to the contrary contained herein, upon any Indemnified Party becoming aware of any Indemnifiable Claim, such Indemnified Party shall utilize all reasonable efforts, consistent with normal practices and policies and good commercial practice, to mitigate such Losses. For purposes of this ARTICLE 9, all Losses shall be computed net of (i) any insurance proceeds actually received, (ii) any amounts recovered by the Indemnified Party or any of its respective Affiliates from any Person with respect to such Losses (whether under any agreement for indemnification, contribution or otherwise) and (iii) the amount of any Tax benefit actually realized, in each case by the Indemnified Party (as applicable, or any Affiliate thereof) that is attributable to the Losses to which such claim relates, and with respect to clause (iii) to the taxable period in which such Losses are incurred, treating any item of loss, deduction or credit as a result of such Losses as the last item used in such period, and taking into account any Tax detriment suffered by the Indemnified Parties as a result of such Losses and the receipt of the related indemnity payment (in the case of clauses (i), (ii) and (iii), net of the cost and expense of obtaining any such benefits, proceeds, payments or reimbursements). The Indemnified Party shall use commercially reasonable efforts to pursue, and to cause their respective Affiliates to pursue, all insurance claims, other third-party payments and Tax benefits to which it or they may be entitled in connection with any Losses incurred. If any Indemnified Party actually receives any insurance or other third party payment in connection with any claim for Losses for which it has already received a payment under this ARTICLE 9, it shall pay to the Stockholders or JAC, as applicable, within thirty (30) days after such payment is received, an amount equal to the excess of (x) the amount previously received by such Indemnified Party with respect to such claim plus the amount of such insurance or other third party payment, less the costs of collection and, if insurance proceeds are received, any increase in premiums directly caused by the receipt of such insurance proceeds, over (y) the amount of Losses to which JAC or the Stockholder, as applicable, has become entitled under this Agreement in connection with such claim. For purposes of this Agreement, “Third Party Claim(s)” shall mean any and all losses, liabilities, obligations, damages, deficiencies, actions, suits, proceedings, demands, assessments, judgments, penalties, diminutions in value, lost earnings, costs and expenses, including reasonable attorneys’ fees and costs of investigation brought by a third party.

(c) Notwithstanding anything in this Agreement to the contrary, for the purpose of calculating the amount of any Losses incurred as a result of any breach of the representations and warranties and covenants contained in this Agreement, any qualification with respect to materiality, Company Material Adverse Effect or other similar qualification shall be disregarded.

(d) Notwithstanding anything else to the contrary set forth herein, the right to indemnification, payment of Losses or any other remedy based on representations, warranties or covenants will not be affected by any investigation conducted with respect to or any knowledge acquired (or capable of being acquired) at any time with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty or covenant. No Indemnified Party shall be entitled to indemnification under this Section 9 with respect to the breach of any representations or warranties unless such Indemnified Party promptly provides notice of an indemnity claim, together with an explanation of the basis of the claim with reasonable specificity therefor, prior to the expiration of the applicable Survival Period.

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Section 9.4. Indemnification Procedures.

(a) Indemnifying and Indemnified Parties. If an Indemnified Party shall receive notice of any Third Party Claim, the Indemnified Party shall give JAC (with a copy to the JAC Representative) or Stockholders, on behalf of the Indemnifying Parties, notice of such Third Party Claim as soon as reasonably practicable following, and in any event within 30 days of, the receipt by the Indemnified Party of such notice. The Notice of Claim shall describe in reasonable detail the facts known to the Indemnified Party giving rise to such indemnification claim and the amount or good faith estimate of the amount arising therefrom. The failure of the Indemnified Party to provide prompt notice of any claim within the time periods specified shall not release, waive or otherwise affect Indemnifying Parties’ obligations with respect thereto except to the extent that the Indemnifying Parties are materially prejudiced as a result of such failure.

(b) Defense of Claims. The Indemnifying Parties shall be entitled to assume and control the defense of any Third Party Claim through counsel of their choice (such counsel to be reasonably acceptable to the Indemnified Party) if (i) it gives notice of its intention to do so to the Indemnified Party within 30 days of receiving notice of the Third Party Claim,(ii) the Third Party Claim does not include criminal charges and (iii) if the Third Party Claim were to be decided adversely to the Indemnifying Party, such a decision could reasonably be expected to result in Losses for which the Indemnifying Party would be responsible for a greater portion of the Losses related to such Third Party Claim than the Indemnified Party. If the Indemnifying Parties do not assume the defense of a Third Party Claim in accordance with this Section 9.4(c), the Indemnified Party may continue to defend the Third Party Claim. The Indemnified Party shall cooperate with the Indemnifying Parties in such defense and make available to the Indemnifying Parties, at the Indemnifying Parties’ expense, all witnesses, pertinent records, materials and information in the Indemnified Party’s possession or under the Indemnified Party’s control relating thereto as is reasonably requested by the Indemnifying Parties. Except with the written consent of the Indemnified Party, the Indemnifying Parties shall not, in the defense of a Third Party Claim, consent to the entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving to the Indemnified Party by the third party of a release from all liability with respect to such suit, claim, action, or proceeding.

Section 9.5. Payment of Indemnification

In the event that any JAC Indemnified Parties are entitled to any indemnification pursuant to this ARTICLE 9, the Stockholders Indemnifying Parties may at their option either pay the amount of the indemnification (subject to the limitations set forth in this ARTICLE 9) (i) in cash or (ii) with JAC Shares valued at the Redemption Amount or if greater, their current fair market value. Any payments hereunder will be treated as an adjustment to the purchase price.

Section 9.6. Exclusive Remedy.

Notwithstanding anything else contained in this Agreement to the contrary, indemnification pursuant to the provisions of this ARTICLE 9 shall be the sole and exclusive remedy with respect to any claim resulting from a breach of the covenants, agreements, representations or warranties set forth in this Agreement, except (a) in the case of fraud, bad faith, gross or willful misconduct by any Person, (b) for any action seeking specific performance, declaratory judgment or injunctive relief and (c) for the avoidance of doubt, the remedies set forth in Section 2.5.

Section 9.7. Liability of JAC Representative.

The JAC Representative will have no liability for any act done or omitted under this Agreement as the JAC Representative except to the extent that any act or omission constitutes fraud, bad faith, gross negligence or willful misconduct.

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ARTICLE 10

MISCELLANEOUS

Section 10.1. Entire Agreement; Assignment.

This Agreement, the Ancillary Documents and the Confidentiality Agreement (a) constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all other prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof, including the Letter of Intent, and (b) shall not be assigned by any Party (whether by operation of law or otherwise), without the prior written consent of JAC and the Company.

Section 10.2. Notices

All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by generally recognized overnight courier, facsimile transmission, e-mail (with electronic delivery confirmed) or by registered or certified mail (postage prepaid, return receipt requested) to the other Parties as follows:

To JAC:

Jensyn Acquisition Corp.

800 West Main Street, Suite 204

Freehold, NJ 07728

Attention:	Jeffrey J. Raymond
Facsimile:	(732) 303-6947
Email:	jeff.raymond@jensyn.com

with a copy (which shall not constitute notice to JAC) to:

Giordano, Halleran & Ciesla, P.C.

125 Half Mile Road, Suite 300

Red Bank, NJ 07701

Attention:	Philip D. Forlenza, Esq.
Facsimile:	(732) 224-6599
E-mail:	pforlenza@ghclaw.com

To the JAC Representative:

Jeffrey J. Raymond

800 West Main Street, Suite 204

Freehold, NJ 07728

Facsimile:	(732) 303-6947
Email:	jeff.raymond@jensyn.com

with a copy (which shall not constitute notice to the JAC Representative) to:

Giordano, Halleran & Ciesla, P.C.

125 Half Mile Road, Suite 300

Red Bank, NJ 07701

Attention:	Philip D. Forlenza, Esq.
Facsimile:	(732) 224-6599
E-mail:	pforlenza@ghclaw.com

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To the Stockholders:

Jeffrey Peck

618 Brennan Woods Drive

Williston, VT 05495

Facsimile:	(802) 355-3850
Email:	Jeff@peckelectric.com

Frederick Myrick

1 Hickory Lane

Essex Junction, VT 05452

Facsimile:	(802) 343-9751
Email:	Kip@peckeletric.com

Diane Cone and Neil Cone

1517 Belle Glades Way

Sun City FL 33573

Facsimile:	(941) 661-6078
Email:	drcone120750@gmail.com

with a copy (which shall not constitute notice to the Stockholders) to:

Robinson Brog Leinwand Greene Genovese & Gluck P.C.

875 Third Avenue, 9th Floor

New York, NY 10022

Attention:	David E. Danovitch
Email:	ded@robinsonbrog,com

To the Company (prior to the Closing):

Peck Electric Co., Inc.

4050 Williston Road, #511

South Burlington, VT05403

Facsimile: (___) ___-____

Attention:	Jeffrey Peck - Confidential
Email:	jeff@peckelectric.com

with a copy (which shall not constitute notice to the Company) to:

Robinson Brog Leinwand Greene Genovese & Gluck P.C.

875 Third Avenue, 9th Floor

New York, NY 10022

Attention:	David E. Danovitch
Email:	ded@robinsonbrog,com

or to such other address as the Party to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

Section 10.3. Governing Law.

This Agreement and any claim, controversy or dispute arising under or related in any way to this Agreement, the relationship of the Parties, the transaction leading to this Agreement or contemplated hereby and/or the interpretation and/or enforcement of the respective rights and duties of the Parties hereunder or related in any way to the foregoing, shall be governed by and construed in accordance with the internal, substantive laws of the State of New York applicable to agreements entered into and to be performed solely within such state, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of New York.

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Section 10.4. Fees and Expenses.

Except as otherwise set forth in this Agreement or the Letter of Intent, whether or not the transactions contemplated by this Agreement are consummated, all fees and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement, including the fees and disbursements of counsel, financial advisors and accountants, shall be paid by the Party incurring such fees or expenses.

Section 10.5. Construction; Interpretation.

The headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement. No Party, nor its respective counsel, shall be deemed the drafter of this Agreement for purposes of construing the provisions hereof, and all provisions of this Agreement shall be construed according to their fair meaning and not strictly for or against any Party. Unless otherwise indicated to the contrary herein by the context or use thereof: (i) the words, “herein,” “hereto,” “hereof” and words of similar import refer to this Agreement as a whole, including the Schedules, Exhibits and Annexes, and not to any particular section, subsection, paragraph, subparagraph or clause contained in this Agreement; (ii) masculine gender shall also include the feminine and neutral genders, and vice versa; (iii) words importing the singular shall also include the plural, and vice versa; (iv) references to a Person are also to its successors and permitted assigns; (v) the word “extent” in the phrase of “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”; (vi) any reference to any month or any day period shall mean the calendar month or the calendar day period unless expressly specified otherwise and (vii) whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation”.

Section 10.6. Exhibits and Schedules.

(a) All exhibits and Schedules, or documents expressly incorporated into this Agreement, are hereby incorporated into this Agreement and are hereby made a part hereof as if set out in full in this Agreement. Any item disclosed in any Schedule referenced by a particular section in this Agreement shall be deemed to have been disclosed with respect to every other section in this Agreement if the relevance of such disclosure to such other sections is reasonably apparent on its face. The specification of any dollar amount in the representations or warranties contained in this Agreement (or in any certificate delivered pursuant to Section 7.2(d) or Section 7.3(e), as the case may be) or the inclusion of any specific item in any Schedule is not intended to imply that such amounts, or higher or lower amounts or the items so included or other items, are or are not material, and no party shall use the fact of the setting of such amounts or the inclusion of any such item in any dispute or controversy as to whether any obligation, items or matter not described herein or included in a Schedule is or is not material for purposes of this Agreement.

Section 10.7. Parties in Interest.

This Agreement shall be binding upon and inure solely to the benefit of each Party and its successors and permitted assigns and, except as provided in Section 6.11, nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this.

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Section 10.8. Severability.

Whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable law, but if any term or other provision of this Agreement is held to be invalid, illegal or unenforceable under applicable law, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto. Upon such determination that any term or other provision of this Agreement is invalid, illegal or unenforceable under applicable law, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible. Notwithstanding the foregoing, to the extent that any representation, warranty, covenant or agreement of the Company or any Stockholder contained in this Agreement or the Schedules addresses a particular issue with specificity, and no breach by the Company or any Stockholder exists under such specific provision, the Company shall not be deemed to be in breach of any other provision of this Agreement (with respect to such issue) that addresses such issue with less specificity than such specific provision and if such specific provision is qualified or limited by the Company’s Knowledge, or in any other manner, no other provision shall supersede or limit such qualification in any manner.

Section 10.9. Counterparts; Facsimile Signatures.

This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or scanned pages shall be effective as delivery of a manually executed counterpart to this Agreement.

Section 10.10. WAIVER OF JURY TRIAL

EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (A) ARISING UNDER THIS AGREEMENT OR (B) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO (INCLUDING WITH RESPECT TO THE DEBT FINANCING), IN EACH CASE, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. EACH PARTY HEREBY FURTHER AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES MAY FILE A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

Section 10.11. Jurisdiction and Venue

Each of the Parties (a) submits to the exclusive jurisdiction of any state or federal court sitting in the State of New York, in any action or proceeding arising out of or relating to this Agreement, (b) agrees that all claims in respect of such action or proceeding may be heard and determined in any such court and (c) agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each of the Parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so. Each Party agrees that service of summons and complaint or any other process that might be served in any action or proceeding may be made on JAC by sending or delivering a copy of the process to the Party to be served at the address of the Party and in the manner provided for the giving of notices in Section 10.2. Nothing in this Section 10.11, however, shall affect the right of any Party to serve legal process in any other manner permitted by law. Each Party agrees that a final, non-appealable judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law.

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Section 10.12. Specific Performance

Each Party hereby acknowledges and agrees that irreparable damage would occur if any of the provisions of this Agreement are not performed in accordance with their specific terms, and that in the event of breach of this Agreement by a Party, the non-breaching Party would not be adequately compensated in all cases by monetary damages alone. Accordingly, after such time as the Parties have agreed on the forms of each of the Ancillary Agreements, in addition to any other right or remedy to which the non-breaching Party may be entitled, it shall be entitled to enforce any provision of this Agreement by a decree of specific performance and to temporary, preliminary and permanent injunctive relief to prevent breaches or threatened breaches of any of the provisions of this Agreement, without posting any bond or other undertaking.

* * * * *

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.

JAC

Jensyn Acquisition Corp.

By:	/s/ Jeffrey S. Raymond
Name:	Jeffrey J. Raymond
Title:	Chief Executive Officer

Stockholders

/s/ Jeffrey Peck
Jeffrey Peck

/s/ Frederick Myrick
Frederick Myrick

/s/ Diane Cone
Diane Cone

/s/ Neil Cone
Neil Cone

Mooers Partners, LLC

By:	/s/ Richard L. Mooers
Richard L. Mooers

Branton Partners, LLC

By:	/s/ Roger G. Branton
Roger G. Branton

/s/ Joseph Bobier
Joseph Bobier

Corundum, AB

By:	/s/ Mats Wennberg
Mats Wennberg

VEROMA, LLC

By:	/s/ Michael d’Amato
Michael d’Amato

Company

Peck Electric Co., Inc.

By:	/s/ Jeffrey Peck
Name:	Jeffrey Peck
Title:	President

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Schedule A

[to be provided]

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